Exhibit 10.28

100 EAGLE ROCK AVENUE
EAST HANOVER, NEW JERSEY
STANDARD OFFICE LEASE

1. Basic Lease Provisions.

1.1
Parties:  This Lease, dated for reference purposes only July 1, 2010, is made by and between THE REALTY ASSOCIATES FUND VII, L.P., a Delaware limited partnership (“Landlord”) and WILSHIRE ENTERPRISES, INC., a Delaware corporation (“Tenant”). The Tenant’s Employer Identification Number is 84-051366b.

1.2	Premises: A portion of the first floor known as Suite 100 as shown on Exhibit “A” attached hereto (the “Premises”).

1.3	Rentable Area of Premises: 3,354 rentable square feet.

1.4	Building Address: 100 Eagle Rock Avenue, East Hanover, New Jersey 07936.

1.5	Use: General office use, subject to the requirements and limitations contained in Section 7.

1.6	Term: Five (5) years and three (3) months.

1.7	Commencement Date: September 1, 2010, subject to adjustment in accordance with Section 3 below.

1.8	Base Rent and Electric Energy Charge:

Lease Period in Full Calendar Months	Annual Base Rent per rentable square foot	Annual Base Rent (annualized amount)	Monthly Base Rent
Commencement Date – last* day of the 12th full calendar month of the Term	$19.50	$65,403.00	$5,450.25
13 – 24	$20.00	$67,080.00	$5,590.00
25 – 36	$20.50	$68,757.00	$5,729.75
37 – 48	$21.00	$70,434.00	$5,869.50
49 – 60	$21.50	$72,111.00	$6,009.25
61 – 63	$22.00	$73,788.00	$6,149.00

*Subject to abatement as more fully provided in Paragraph 1 of the Addendum

Electric Energy Charge: $1.50 per rentable square foot of space in the Premises, subject to adjustment in accordance with Section 11.6 below.

1.9	Base Rent and Electric Energy Charge Paid Upon Execution: $5,869.50 for the first full month of the Term of the Lease for which Base Rent and the Electric Energy Charge are due hereunder.

1.10	Security Deposit: $17,608.50 in the form of an irrevocable letter of credit in the form attached hereto as Exhibit E.

1.11	Tenant’s Share (i.e. proportionate share for purposes of Operating Expenses and Real Property Taxes): 3.73%.

1.12	Base Year: The calendar year 2010.

1.13	Number of Parking Spaces: Tenant shall be permitted to use its pro rata share of parking spaces in the parking areas of the Project, to include two (2) reserved spaces.

1.14	[Intentionally omitted]

1.15	Real Estate Broker(s): Kwartler Associates, Inc., representing Landlord; Colliers International NJ, LLC, representing Tenant.

1.16
Attachments to Lease: Addendum; Exhibit A - “Premises”, Exhibit B - “Verification Letter”, Exhibit C - “Rules and Regulations”, Exhibit D - “Janitorial and Maintenance Services”; Exhibit E – “Form of Letter of Credit”; Schedule 1 - “Work Letter Agreement”; Schedule 1-A - “Improvements”.

1.17	Address for Notices:

Landlord:	The Realty Associates Fund VII, L.P.
c/o Kwartler Associates, Inc.
2 North Street
Waldwick, New Jersey 07463-1804

With Copy To:	TA Associates Realty 28 State Street

Boston, Massachusetts 02109
Attention: Asset Manager – New Jersey

Tenant:	Wilshire Enterprises, Inc.
(prior to	1 Gateway Center
occupancy):	11-43 Raymond Plaza West, 10th Floor
Newark, New Jersey 07102

(after	Wilshire Enterprises, Inc.
occupancy):	100 Eagle Rock Avenue, Suite 100
East Hanover, New Jersey 07936

1.18	Agent for Service of Process: The name and address of Tenant’s registered agent for service of process is:

1.19
Tenant’s Standard Industrial Classification (herein “SIC”) Number: 6513, as determined by reference to the SIC Manual and its operations shall consist of the Use described in Section 1.5. Tenant’s North American Industrial Classification System (herein “NAICS”) number is 531110.

2. Premises.

2.1 Lease of Premises. The “Project” consists of one (1) building (the “Building”), the Common Areas (as defined below), the land upon which the same are located, along with all other buildings and improvements thereon or thereunder, including all parking facilities. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon all of the conditions set forth herein the Premises, together with the non-exclusive right to use the Common Areas as hereinafter specified. The Premises shall not include an easement for light, air or view.

2.2 Calculation of Size of Building and Premises. All provisions included in this Lease relating to the number of rentable square feet in the Premises, including, but not limited to, Base Rent and Tenant’s Share, shall reflect the number of rentable square feet in the Premises and in the Building. The calculation of the number of rentable square feet in the Premises is specified in Section 1.3 hereinabove.

2.3 Common Areas-Defined. The term “Common Areas” is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project that are designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant and the other tenants of the Project and their respective employees, suppliers, customers and invitees, including, but not limited to, common entrances, lobbies, corridors, stairwells, public restrooms, elevators, parking areas, loading and unloading areas, roadways and sidewalks. Landlord may also designate other land and improvements outside the boundaries of the Project to be a part of the Common Areas, provided that such other land and improvements have a reasonable and functional relationship to the Project.

3. Term.

3.1 Term and Commencement Date. The Term and Commencement Date of this Lease are as specified in Sections 1.6 and 1.7. The Commencement Date set forth in Section 1.7 is an estimated Commencement Date. Subject to the limitations contained in Section 3.3 below, the actual Commencement Date shall be the date possession of the Premises is tendered to Tenant in accordance with Section 3.4 below; provided, however, that if the Commencement Date is other than the first day of a month, then the Term of this Lease shall be computed from the first day of the calendar month following the Commencement Date. When the actual Commencement Date is established by Landlord, Tenant shall, within ten (10) business days after Landlord’s request, complete and execute the letter attached hereto as Exhibit “B” and deliver it to Landlord. Tenant’s failure to execute the letter attached hereto as Exhibit “B” within said ten (10) business day period shall be a default hereunder and shall constitute Tenant’s acknowledgment of the truth of the facts contained in the letter delivered by Landlord to Tenant.

3.2 Delay in Possession. Notwithstanding the estimated Commencement Date specified in Section 1.7, if for any reason Landlord cannot deliver possession of the Premises to Tenant on said date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder; provided, however, in such a case, the Term shall not commence and Tenant shall not be obligated to pay rent or perform any other obligation of Tenant under this Lease, except as may be otherwise provided in this Lease, until possession of the Premises is tendered to Tenant, as defined in Section 3.4. If Landlord shall not have tendered possession of the Premises to Tenant within one hundred thirty-five (135) days following the estimated Commencement Date specified in Section 1.7, as the same may be extended in accordance with Section 3.3 or under the terms of any work letter agreement entered into by Landlord and Tenant, Tenant may, at Tenant’s option, by notice in writing to Landlord within ten (10) days after the expiration of the one hundred thirty-five (135) day period, terminate this Lease. If Tenant terminates this Lease as provided in the preceding sentence, the parties shall be discharged from all obligations hereunder, except that Landlord shall return any money previously deposited with Landlord by Tenant; and provided further, that if such written notice by Tenant is not received by Landlord within said ten (10) day period, Tenant shall not have the right to terminate this Lease as provided above unless Landlord fails to tender possession of the Premises to Tenant within one hundred eighty (180) days following the estimated Commencement Date specified in Section 1.7, as the same may be extended in accordance with Section 3.3 or under any work letter agreement entered into by Landlord and Tenant. If Landlord is unable to deliver possession of the Premises to Tenant on the Commencement Date due to a “Force Majeure Event,” the Commencement Date shall be extended by the period of the delay caused by the Force Majeure Event. A Force Majeure Event shall mean fire, earthquake, weather delays or other acts of God, strikes, boycotts, war, riot, insurrection, embargoes, shortages of equipment, labor or materials, delays in issuance of governmental permits or approvals, or any other cause beyond the reasonable control of Landlord.

3.3 Delays Caused by Tenant. There shall be no abatement of rent, and the one hundred thirty-five (135) day period and the one hundred eighty (180) day period specified in Section 3.2 shall be deemed extended, to the extent of any delays caused solely by acts or omissions of Tenant, Tenant’s agents, employees and contractors, or for Tenant delays as defined in the work letter agreement attached to this Lease, if any (hereinafter “Tenant Delays”). Tenant shall pay to Landlord an amount equal to one thirtieth (1/30th) of the Base Rent due for the first full calendar month of the Term for each day of Tenant Delay. Landlord and Tenant agree that the foregoing payment constitutes a fair and reasonable estimate of the damages Landlord will incur as the result of a Tenant Delay. Within thirty (30) days after Landlord tenders possession of the Premises to Tenant, Landlord shall notify Tenant of Landlord’s reasonable estimate of the date Landlord could have delivered possession of the Premises to Tenant but for the Tenant Delays. After delivery of said notice, Tenant shall immediately pay to Landlord the amount described above for the period of Tenant Delay.

3.4 Tender of Possession. Possession of the Premises shall be deemed tendered to Tenant when Landlord’s architect or agent has determined that (a) the improvements to be provided by Landlord pursuant to a work letter agreement, if any, are substantially completed and, if necessary have been approved by the appropriate governmental entity in order for Tenant to initially legally occupy the Premises (for example, a temporary occupancy certificate shall be sufficient to meet this requirement), (b) the Project utilities are ready for use in the Premises, (c) Tenant has reasonable access to the Premises, and (d) three (3) days shall have expired following advance written notice to Tenant of the occurrence of the matters described in (a), (b) and (c) above of this Section 3.4. If improvements to the Premises are constructed by Landlord, the improvements shall be deemed “substantially”

completed when the improvements have been completed except for minor items or defects which can be completed or remedied after Tenant occupies the Premises without causing substantial interference with Tenants use of the Premises.

3.5 Early Possession. If Tenant occupies the Premises prior to the Commencement Date, such occupancy shall be subject to all provisions of this Lease, such occupancy shall not change the termination date, and, except as provided below, Tenant shall pay Base Rent and all other charges provided for in this Lease during the period of such occupancy. Provided that Tenant does not interfere with or delay the completion by Landlord or its agents or contractors of the construction of any tenant improvements, Tenant shall have the right to enter the Premises up to fourteen (14) days prior to the anticipated Commencement Date for the purpose of installing furniture, trade fixtures, equipment, and similar items. Provided that Tenant has not begun operating its business from the Premises, and subject to all of the terms and conditions of the Lease, the foregoing activity shall not constitute the delivery of possession of the Premises to Tenant and neither the Lease Term nor Tenant’s obligation to pay Base Rent shall commence as a result of said activities. Prior to entering the Premises Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord.

4. Rent.

4.1 Base Rent (also referred to as “Fixed Rent”). Subject to adjustment as hereinafter provided in Section 5 of the Lease, Tenant shall pay to Landlord the Base Rent for the Premises set forth in Section 1.8, without offset or deduction on the first day of each calendar month. At the time Tenant executes this Lease it shall pay to Landlord the advance Base Rent described in Section 1.9. Base Rent for any period during the Term hereof which is for less than one month shall be prorated based upon the actual number of days of the calendar month involved. Base Rent and all other amounts payable to Landlord hereunder shall be payable to Landlord in lawful money of the United States at the address stated herein or to such other persons or at such other places as Landlord may designate in writing.

See Addendum Paragraph 1

5. Adjustments in Rent (also referred to as “Additional Rent”).

5.1 Operating Expense Increases. Commencing on the first anniversary of the Commencement Date and thereafter throughout the Term, Tenant shall be obligated to pay to Landlord during the Term hereof, in addition to the Base Rent, Tenant’s Share of the amount by which all Operating Expenses for each Comparison Year exceeds the amount of all Operating Expenses for the Base Year. If less than 95% of the rentable square feet in the Project is occupied by tenants or Landlord is not supplying services to 95% of the rentable square feet of the Project at any time during any calendar year (including the Base Year), Operating Expenses for such calendar year shall be an amount equal to the Operating Expenses which would normally be expected to be incurred had 95% of the Project’s rentable square feet been occupied and had Landlord been supplying services to 95% of the Project’s rentable square feet throughout such calendar year. Tenant’s Share of Operating Expense increases shall be determined in accordance with the following provisions:

(a) “Base Year” as used in this Section 5, shall mean the calendar year (January through December) set forth in Section 1.12.

(b) “Tenant’s Share” is defined as the percentage set forth in Section 1.11, which percentage has been determined by dividing the number of rentable square feet attributed to the Premises by the total number of rentable square feet in the Building and multiplying the resulting quotient by one hundred (100). In the event that the number of rentable square feet in the Building or the Premises changes, Tenant’s Share shall be adjusted in the year the change occurs, and Tenant’s Share for such year shall be determined on the basis of the days during such year that each Tenant’s Share was in effect.

(c) “Comparison Year” is defined as each calendar year during the Term of this Lease subsequent to the Base Year. Tenant’s Share of the Operating Expense increases for the last Comparison Year of the Term shall be prorated according to that portion of such Comparison Year as to which Tenant is responsible for a share of such increase.

(d) “Operating Expenses” shall be computed in accordance with generally accepted real estate accounting practices and shall include all costs, expenses and fees incurred by Landlord in connection with or attributable to the Project, including but not limited to, the following items: (i) all costs, expenses and fees associated with or attributable to the ownership, management, operation, repair, maintenance, improvement, alteration and replacement of the Project, or any part thereof, including but not limited to, the following: (A) all surfaces, coverings, decorative items, carpets, drapes, window coverings, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, stairways, landscaped areas, striping, bumpers, irrigation systems, lighting facilities, building exteriors and roofs, fences and gates; (B) all heating, ventilating and air conditioning equipment (“HVAC”), plumbing, mechanical, electrical systems, life safety systems and equipment, telecommunication equipment, elevators, escalators, tenant directories, fire detection systems including sprinkler system maintenance and repair; (ii) the cost of trash disposal, janitorial services and security services and systems; (iii) the cost of all insurance purchased by Landlord and enumerated in Section 9 of this Lease, including any deductibles; (iv) Real Property Taxes (defined in Section 5.2(b) below); (v) the cost of water, sewer, gas, electricity, and other utilities available at the Project and paid by Landlord; (vi) the cost of labor, salaries and applicable fringe benefits incurred by Landlord; (vii) the cost of materials, supplies and tools used in managing, maintaining and/or cleaning the Project; (viii) the reasonable cost of accounting fees, management fees, legal fees and consulting fees attributable to the ownership, operation, management, maintenance and repair of the Project plus the cost of any space occupied by the property manager and leasing agent (if Landlord is the property manager, Landlord shall be entitled to receive a fair market management fee); (ix) the cost of replacing and/or adding improvements mandated by any law, statute, regulation or directive of any governmental agency and any repairs or removals necessitated thereby; (x) personal property taxes imposed upon the fixtures, machinery, equipment, furniture and personal property used in connection with the operation of the Project; (xi) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among property owners; and (xii) the cost of any other service provided by Landlord or any cost that is elsewhere stated in this Lease to be an “Operating Expense.” Landlord shall have the right but not the obligation, from time to time, to equitably allocate some or all of the Operating Expenses among different tenants of the Project (the “Cost Pools”). Such Cost Pools may include, but shall not be limited to, the office space tenants of the Project and the retail space tenants of the Project.

(e) Notwithstanding anything to the contrary set forth in this Section 5.1 of the Lease, Operating Expenses expressly exclude the following:

(i) costs associated with leasing space in the Building or the sale of any interest in the Building, including, without limitation, advertising and marketing, commissions or any amounts paid for or on behalf of tenants of the Project such as space planning, moving costs, rental and other tenant concessions;

(ii) costs of renovating or otherwise improving space for new tenants or in renovating space vacated by any tenant;

(iii) any interest and principal payments due under any mortgage or any other non-operating debt encumbering the Project;

(iv) depreciation and amortization of the Building or any equipment, machinery, fixtures or improvements therein except for amortization of capital improvements specifically permitted in the Lease;

(v) costs incurred by Landlord for capital improvements, except for the cost incurred for such capital improvements made: (A) to conform with laws (which are amended, become effective, or are interpreted or enforced differently after the date of this Lease; (B) to provide or maintain Building standards (other than Building standard tenant improvements); or (C) with the primary purpose of reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems;

(vi) any expense for which Landlord is reimbursed from Tenant, any other tenant of the Project, or under the terms of any insurance policy, warranty, or condemnation award;

(vii) reserves for repairs, maintenance and replacements or bad-debt or rent loss;

(viii) any amounts which would otherwise be included in Operating Expenses paid to any person, firm or corporation related or otherwise affiliated with Landlord or any general partner, officer or director of Landlord or any of its general partners, to the extent same exceeds arms-length competitive prices paid in the Hanover, New Jersey area for the services or goods provided (i.e., that portion of the costs and expenses for such services that exceed the competitive rate shall not be included in Operating Expenses);

(ix) Landlord’s general corporate overhead and general and administrative expenses except as it relates specifically to the actual management of the Project;

(x) costs of electricity sold to tenants of the Building by Landlord or any other special service or benefit to the tenants or service or benefit in excess of that furnished to Tenant whether or not Landlord receives reimbursement from such tenants as an additional charge;

(xi) ground rent payments;

(xii) salaries, wages and benefits of any employee above the level of senior property manager; or any salary, wages, or other compensation or benefits for off-site employees applicable to the time spent working at other buildings, other than the Building manager (provided that with respect to each employee that services the Building and other buildings, a pro rata portion of such employee’s salary shall be included in Operating Expenses);

(xiii) all “tenant allowances”, “tenant concessions” and other costs or expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Building, or vacant lease space in the Building including space planning fees; and

(xiv) costs incurred in connection with the sale, selling or change of ownership of the Building, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges.

(f) If the cost incurred in making an improvement or replacing any equipment is not fully deductible as an expense in the year incurred in accordance with generally accepted accounting principles, the cost shall be amortized over the useful life of the improvement or equipment, as reasonably determined by Landlord, together with an interest factor of ten percent (10%) per annum on the unamortized cost of such item:

(g) Tenant’s Share of Operating Expense increases shall be payable by Tenant within thirty (30) days after a reasonably detailed statement of actual expenses is presented to Tenant by Landlord. At Landlord’s option, however, Landlord may, from time to time, estimate what Tenant’s Share of Operating Expense increases will be, and the same shall be payable by Tenant monthly during each Comparison Year of the Term of the Lease, on the same day as the Base Rent is due hereunder. In the event that Tenant pays Landlord’s estimate of Tenant’s Share of Operating Expense increases, Landlord shall use its best efforts to deliver to Tenant within one hundred fifty (150) days after the expiration of each Comparison Year a reasonably detailed statement (the “Statement”) showing Tenant’s Share of the actual Operating Expense increases incurred during such year. Landlord’s failure to deliver the Statement to Tenant within said period shall not constitute Landlord’s waiver of its right to collect said amounts or otherwise prejudice Landlord’s rights hereunder. If Tenant’s payments under this Section 5.1(g) during said Comparison Year exceed Tenant’s Share as indicated on the Statement, Tenant shall be entitled to credit the amount of such overpayment against Tenant’s Share of Operating Expense increases next falling due. If Tenant’s payments under this Section 5.1(g) during said Comparison Year were less than Tenant’s Share as indicated on the Statement, Tenant shall pay to Landlord the amount of the deficiency within thirty (30) days after delivery by Landlord to Tenant of the Statement. Landlord and Tenant shall forthwith adjust between them by cash payment any balance determined to exist with respect to that portion of the last Comparison Year for which Tenant is responsible for Operating Expense increases, notwithstanding that the Term of the Lease may have terminated before the end of such Comparison Year; and this provision shall survive the expiration or earlier termination of the Lease.

(h) The computation of Tenant’s Share of Operating Expense increases is intended to provide a formula for the sharing of costs by Landlord and Tenant and will not necessarily result in the reimbursement to Landlord of the exact costs it has incurred.

(i) if Tenant disputes the amount set forth in the Statement, Tenant shall have the right, at Tenant’s sole expense, not later than sixty (60) days following receipt of such Statement, to cause Landlord’s books and records in respect to the calendar year which is the subject of the Statement to be audited by a certified public accountant mutually acceptable to Landlord and Tenant. The audit shall take place at the offices of Landlord where its books and records are located at a mutually convenient time during Landlord’s regular business hours. Before conducting any audit, Tenant must pay the full amount of Operating Expenses billed. Tenant shall have no right to conduct an audit or to give Landlord notice that it desires to conduct an audit at any time Tenant is in default under the Lease. The accountant conducting the audit shall not be compensated based upon a percentage of overcharges it discovers. No subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises. Tenant’s right to undertake an audit with respect to any calendar year shall expire sixty (60) days after Tenant’s receipt of the Statement for such calendar year, and such Statement shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct, at the end of such sixty (60) day period, unless prior thereto Tenant shall have given Landlord written notice of its intention to audit Operating Expenses for the calendar year which is the subject of the Statement. If Tenant gives Landlord notice of its intention to audit Operating Expenses, it must commence such audit within sixty (60) days after such notice is delivered to Landlord, and the audit must be completed within one hundred twenty (120) days after such notice is delivered to Landlord. If Tenant does not commence and complete the audit within such periods, the Statement which Tenant elected to audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. If the parties agree to the results of such audit, Tenant’s Share of Operating Expenses shall be appropriately adjusted based upon the results of such audit, and the results of such audit shall be final and binding upon Landlord and Tenant. If the parties do not agree upon the inclusion or amount of any Operating Expense charged by Landlord, the sole remedy of Tenant shall be to conduct an audit within the time specified in this Lease and, if still in disagreement with Landlord, to submit the matter to arbitration within thirty (30) days after completion of the audit to request an adjustment to any disputed Operating Expense item. In no event will this Lease be terminable nor shall Landlord be liable for damages based upon any disagreement regarding an adjustment of Operating Expenses. Tenant agrees that the results of any Operating Expenses audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity.

5.2 Real Property Taxes.

(a) Landlord shall pay the Real Property Taxes, as defined in Section 5.2(b), applicable to the Project, subject to reimbursement by Tenant of Tenant’s Share of increases in such Taxes in accordance with the provisions of Section 5.1; provided, however, the Real Property Taxes shall not be subject to the gross up described in said Section 5.1.

(b) “Real Property Taxes” shall include any form of Real Property Tax or assessment, general, special, or otherwise, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax levied upon or with respect to the Building, the Project, and the Land, imposed upon or with respect to the Building, the Project, and the Land, imposed by Federal, State and/or local governments, as well as school districts and/or other taxing authorities (but shall not include income, franchise, capital stock, estate or inheritance taxes or taxes based upon receipts of rentals, unless the same be in substitution for or in lieu of a Real Property Tax or assessment), and any personal property taxes imposed upon the fixtures, machinery, equipment. apparatus, systems and appurtenances in, upon or used in connection with the Building and the Project for the operation thereof. However, if, because of any change in the method of taxation of real property, any other or additional tax or assessment is imposed upon Landlord or upon or with respect to the Building, the Project, and/or the Land or the rents or income therefrom, in addition to or in substitution for, or in lieu of any tax or assessment which would otherwise be a Real Property Tax, or personal property tax of the type referred to above, such other tax or assessment shall also be deemed a Real Property Tax. As used herein, the term “Real Property Tax” shall be deemed to include “real estate tax”.

(c) Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or related to Tenant’s use of the Premises. If any of Tenant’s personal property shall be assessed with Landlord’s real property, Tenant shall pay to Landlord the taxes attributable to Tenant within thirty (30) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant’s property.

(d) From time to time Landlord may challenge the assessed value of the Project as determined by applicable taxing authorities and/or Landlord may attempt to cause the Real Property Taxes to be reduced on other grounds. If Landlord is successful in causing the Real Property Taxes to be reduced or in obtaining a refund, rebate, credit or similar benefit (hereinafter collectively referred to as a “reduction”), Landlord shall, to the extent practicable, credit the reduction(s) to Real Property Taxes for the calendar year to which a reduction applies and recalculate the Expense Increases owed by Tenant for years after the year in which the reduction applies based on the reduced Real Property Taxes (if a reduction applies to Tenant’s Base Year, the Base Year Expenses shall be reduced by the amount of the reduction and Tenant’s Share of Expense Increases shall be recalculated for all Comparison Years following the year of the reduction based on the lower Base Year amount). All costs incurred by Landlord in obtaining the Real Property Taxes reductions shall be considered an Operating Expense and Landlord shall determine, in its sole discretion to which years any reductions will be applied. In addition, all accounting and related costs incurred by Landlord in calculating new Base Years for tenants and in making all other adjustments shall be an Operating Expense.

6. Security Deposit. Tenant shall deliver to Landlord at the time it executes this Lease the security deposit set forth in Section 1.10 as security for Tenant’s faithful performance of Tenant’s obligations hereunder. If Tenant fails to pay Base Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use all or any portion of said deposit for the payment of any Base Rent or other charge due hereunder, to pay any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said deposit to its full amount. Landlord shall not be required to keep said security deposit separate from its general accounts. If Tenant performs all of Tenant’s obligations hereunder, said deposit, or so much thereof as has not heretofore been applied by Landlord, shall be returned, without payment of interest or other amount for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) at the expiration of the Term hereof, and after Tenant has vacated the Premises. No trust relationship is created herein between Landlord and Tenant with respect to said security deposit. Tenant acknowledges that the security deposit is not an advance payment of any kind or a measure of Landlord’s damages in the event of Tenant’s default.

See Addendum Paragraph 2

7. Use.

7.1 Use. The Premises shall be used and occupied only for the purpose set forth in Section 1.5 and for no other purpose. If Section 1.5 gives Tenant the right to use the Premises for general office use, by way of example and not limitation, general office use shall not include medical office use or any similar use, laboratory use, classroom use, any use not characterized by applicable zoning and land use restrictions as general office use, or any use which would require Landlord or Tenant to obtain a conditional use permit or variance from any federal, state or local authority. No exclusive use has been granted to Tenant hereunder.

7.2 Compliance with Law. Notwithstanding any permitted use inserted in Section 1.5, Tenant shall not use the Premises for any purpose which would violate the Project’s certificate of occupancy, any conditional use permit or variance applicable to the Project or violate any covenants, conditions or other restrictions applicable to the Project. Tenant shall, at Tenant’s expense, promptly comply with all applicable laws, ordinances, rules, regulations, orders, certificates of occupancy, conditional use permits, variances, covenants and restrictions of record, and requirements of any fire insurance underwriters, rating bureaus or government agencies, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the Term or any part of the Term hereof, relating in any manner to the Premises and the occupation and use by Tenant of the Premises. Tenant shall conduct its business and use the Premises in a lawful manner and shall not use or permit the use of the Premises or the Common Areas in any manner that will tend to create waste or a nuisance or shall tend to disturb other occupants of the Project. Tenant shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises. Landlord shall not be liable for the failure of any other tenant or person to abide by the requirements of this section or to otherwise comply with applicable laws and regulations, and Tenant shall not be excused from the performance of its obligations under this Lease due to such a failure.

7.3 Condition of Premises. Except as otherwise provided in this Lease, Tenant hereby accepts the Premises and the Project in their condition existing as of the date this Lease is executed by Landlord and Tenant, subject to all applicable federal, state and local laws, ordinances, regulations and permits governing the use of the Premises, the Project’s certificate of occupancy, any applicable conditional use permits or variances, and any easements, covenants or restrictions of record affecting the use of the Premises or the Project. Tenant shall comply with all federal, state and local laws and regulations governing occupational safety and health at Tenant’s sole cost and expense. Tenant acknowledges that it has satisfied itself by its own independent investigation that the Premises and the Project are suitable for its intended use, and that neither Landlord nor Landlord’s agents has made any representation or warranty as to the present or future suitability of the Premises, or the Project for the conduct of Tenant’s business.

8. Maintenance, Repairs and Alterations.

8.1 Landlord’s Obligations. Landlord shall keep the Project (excluding the interior of the Premises and space leased to other occupants of the Project) in good condition and repair. If plumbing pipes, electrical wiring, HVAC ducts or vents within the Premises are in need of repair, Tenant shall immediately notify Landlord, and Landlord shall cause the repairs to be completed within a reasonable time, the cost of which shall be considered an Operating Expense and reimbursed in accordance with Section 5.1, unless the need for such repairs is due to the negligence or willful misconduct of Tenant, in which case Tenant shall immediately pay the entire cost of the repairs to Landlord. Except as provided in Section 10.3, there shall be no abatement of rent or liability to Tenant on account of any injury or interference with Tenant’s business with respect to any improvements, alterations or repairs made by Landlord to the Project or any part thereof. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Project in good order, condition and repair but only to the extent the terms and provisions of any such statutes conflict with the terms and provisions of this Lease.

8.2 Tenant’s Obligations.

(a) Subject to the requirements of Section 8.3, Tenant shall be responsible for keeping the Premises in good condition and repair, at Tenant’s sole expense. By way of example, and not limitation, Tenant shall be responsible, at Tenant’s sole expense, for repairing and/or replacing, carpet, marble, tile or other flooring, paint, wall coverings, corridor and interior doors and door hardware, any supplemental or dedicated HVAC systems serving the Premises, telephone and computer equipment, interior glass, window treatments, ceiling tiles, shelving, cabinets, millwork and other tenant improvements. In addition, Tenant shall be responsible for the installation, maintenance and repair of all telephone, computer and related cabling from the telephone terminal room on the floor on which the Premises is located to and throughout the Premises, and Tenant shall be responsible for any loss, cost, damage, liability and expense (including attorneys’ fees) arising out of or related to the installation, maintenance, repair and replacement of such cabling. If Tenant fails to keep the Premises in good condition and repair, Landlord may, but shall not be obligated to, following written notice to Tenant and the expiration of a five (5) business day cure period (or such lesser period in the event of an emergency), make any necessary repairs. If Landlord makes such repairs, Landlord shall bill Tenant for the cost of the repairs as Additional Rent, and said Additional Rent shall be payable by Tenant within ten (10) business days.

(b) Tenant is responsible for the maintenance of the lighting fixtures in the Premises. At the option of Tenant, Landlord agrees to sell to Tenant, replacement parts for the lighting fixtures, including lamps, ballasts, starters, lenses and grills used in the Premises. In addition, if Landlord provides replacement part installation and/or repair work, then in said event, Tenant shall pay Landlord the cost of installation thereof.

(c) On the last day of the Term hereof, or on any sooner termination, Tenant shall surrender the Premises to Landlord in the same condition as received, ordinary wear and tear excepted, clean and free of debris and Tenant’s personal property. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant’s trade fixtures, furnishings and equipment. Except as otherwise stated in this Lease, Tenant shall leave the power panels, electrical distribution systems, lighting fixtures, HVAC, window coverings, wall coverings, carpets, wall paneling, ceilings and plumbing at the Premises and in good operating condition. Notwithstanding any other provision of this Lease to the contrary, Tenant shall remove, at or prior to the expiration or termination of this Lease, at its expense, all wiring and cabling installed at the Premises which shall have been installed by Tenant or which Landlord shall have installed pursuant to this Lease or at the request of Tenant. Such wiring and cabling shall include but not be limited to (i) wiring and cabling above the ceiling panels, behind or within walls, and under or within floors, (ii) wiring and cabling for voice, data, security or other purposes, (iii) wiring and cabling installed pursuant to Section 8.3 below, pursuant to any work letter agreement attached to this Lease, or otherwise, and (iv) all related installations, equipment and items whatsoever.

8.3 Alterations and Additions.

(a) Tenant shall not, without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion, make any alterations, improvements, additions, utility installations or repairs (hereinafter collectively referred to as “Alteration(s)”) in, on or about the Premises or the Project. Alterations shall include, but shall not be limited to, the installation or alteration of security or fire protection systems, communication systems, millwork, shelving, file retrieval or storage systems, carpeting or other floor covering, window and wall coverings, electrical distribution systems, lighting fixtures, telephone or computer system wiring, HVAC and plumbing. At the expiration of the Term, Landlord may require the removal of any Alterations installed by Tenant and the restoration of the Premises and the Project to their prior condition, at Tenant’s expense; provided, however, to the extent Landlord’s consent is required pursuant to this Section, at the written request of Tenant, Landlord agrees to notify Tenant concurrently with Landlord’s approval of such Alteration whether or not Landlord will require Tenant to remove such Alteration at the end of the Term. If a work letter agreement is entered into by Landlord and Tenant, Tenant shall not be obligated to remove the tenant improvements constructed in accordance with the work letter agreement. If, as a result of any Alteration made by Tenant, Landlord is obligated to comply with the Americans With Disabilities Act or any other law or regulation and such compliance requires Landlord to make any improvement or Alteration to any portion of the Project, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any Alteration by Tenant, the entire cost of any improvement or Alteration Landlord is obligated to complete by such law or regulation. Should Landlord permit Tenant to make its own Alterations, Tenant shall use only such contractor as has been expressly approved by Landlord, and Landlord may require Tenant to provide to Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alterations, to insure Landlord against any liability for mechanic’s and rnaterialmen’s liens and to insure completion of the work. In addition, Tenant shall pay to Landlord a fee equal to six percent (6%) of the cost of the Alterations to compensate Landlord for the overhead and other costs it incurs in reviewing the plans for the Alterations and in monitoring the construction of the Alterations. Should Tenant make any Alterations without the prior approval of Landlord, or use a contractor not expressly approved by Landlord, Landlord may, at any time during the Term of this Lease, require that Tenant remove all or part of the Alterations and return the Premises to the condition it was in prior to the making of the Alterations. In the event Tenant makes any Alterations, Tenant agrees to obtain or cause its contractor to obtain, prior to the commencement of any work, “builders all risk” insurance in an amount approved by Landlord and workers compensation insurance. Notwithstanding anything to the contrary in this subsection (a), Tenant shall have the right to make cosmetic, non-structural Alterations (i.e., only painting, carpeting, wall papering costing less than Fifteen Thousand Dollars ($15,000.00) in any one instance) to the Premises without obtaining Landlord’s prior written consent, provided that such Alterations are not visible from the exterior of the Premises and that Tenant provides Landlord with prior written notice of its intention to make such Alterations and that the Alterations are otherwise performed by Tenant in accordance with this Section 8.3. For purposes of the Lease, it shall be deemed reasonable for Landlord: (x) to require Tenant to perform Alterations during non-business hours if such Alterations will otherwise create unreasonable noise, noxious fumes or otherwise unreasonably interfere with the quiet enjoyment of the other tenants in the Building, and (y) to require Tenant to perform Alterations in accordance with a reasonable schedule approved by the manager of the Building.

(b) Any Alterations in or about the Premises that Tenant shall desire to make shall be presented to Landlord in written form, with plans and specifications which are sufficiently detailed to obtain a building permit. If Landlord consents to an Alteration, the consent shall be deemed conditioned upon Tenant acquiring a building permit from the applicable governmental agencies, furnishing a copy thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. Tenant shall provide Landlord with as-built plans and specifications for any Alterations made to the Premises.

(c) Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or the Project, or any interest therein. If Tenant shall, in good faith, contest the validity of any such lien, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to such contested lien claim or demand indemnifying Landlord against liability arising out of such lien or claim. In addition, Landlord may require Tenant to pay Landlord’s reasonable attorneys’ fees and costs in participating in such action.

(d) Tenant shall give Landlord not less than ten (10) days’ advance written notice prior to the commencement of any work in the Premises by Tenant, and Landlord shall have the right to post notices of non-responsibility in or on the Premises or the Project as provided by law.

(e) All Alterations (whether or not such Alterations constitute trade fixtures of Tenant) which may be made to the Premises by Tenant shall be made and done in a good and workmanlike manner and with new materials satisfactory to Landlord and shall be the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Lease Term, unless Landlord requires their removal pursuant to Section 8.3(a). Subject to Section 57 below, Tenant’s personal property and equipment, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises or the Project, shall remain the property of Tenant and may be removed by Tenant subject to the provisions of Section 8.2(b).

8.4 Failure of Tenant to Remove Property. If this Lease is terminated due to the expiration of its Term or otherwise, and Tenant fails to remove its property as required by Section 8.2(c), in addition to any other remedies available to Landlord under this Lease, and subject to any other right or remedy Landlord may have under applicable law, Landlord may remove any property of Tenant from the Premises and store the same elsewhere at the expense and risk of Tenant and at any time (before or after Landlord stores said property), Landlord may sell any or all such property at public or private sale, in such a manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant. Landlord shall apply the proceeds of such sale: first, to the cost and expenses of the sale, including reasonable attorneys’ fees actually incurred; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under this Lease; and fourth, the balance, if any, to Tenant.

9. Insurance.

9.1 Insurance-Tenant.

(a) Tenant shall obtain and keep in force during the Term of this Lease a commercial general liability policy of insurance with coverages acceptable to Landlord, in Landlord’s reasonable discretion, which by way of example and not limitation, protects Tenant and Landlord (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount of not less than Two Million Dollars ($2,000,000) combined single limit with an “Additional Insured-Managers and Landlords of Premises Endorsement”. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.

(b) Tenant will also maintain “all risk” extended coverage property insurance written on a one hundred percent (100%) replacement cost basis on Tenant’s personal property, all tenant improvements installed at the Premises by Landlord or Tenant, Tenant’s trade fixtures and other property. Such policies shall provide protection against any peril included within the classification “fire and extended coverage,” against vandalism and malicious mischief, theft, sprinkler leakage and flood damage. If this Lease is terminated as the result of a casualty in accordance with Section 10, the proceeds of said insurance attributable to the replacement of all tenant improvements at the Premises shall be paid to Landlord. If insurance proceeds are available to repair the tenant improvements, Landlord shall be named as a loss-payee with respect to all tenant improvements, alterations or betterments covered by Tenant’s casualty insurance policies, and, at Landlord’s option, all insurance proceeds Tenant is entitled to receive to repair the tenant improvements shall be paid by the insurance company directly to Landlord, with all remaining proceeds being paid to Tenant. Landlord shall select the contractor to repair and/or replace the tenant improvements, and Landlord shall cause the tenant improvements to be repaired and/or replaced to the extent insurance proceeds are available.

(c) Tenant shall, at all times during the Term hereof, maintain in effect workers’ compensation insurance as required by applicable law (with employer’s liability insurance of not less than $1,000,000) and business interruption and extra expense insurance satisfactory to Landlord in its reasonable discretion. In addition, Tenant shall maintain in effect during the Term hereof a policy of automobile liability insurance with bodily injury limits of $500,000 per person, $1,000,000 per accident, and $100,000 per accident for property damage.

9.2 Insurance-Landlord.

(a) Landlord shall obtain and keep in force a policy of comprehensive general liability insurance with coverage against such risks and in such amounts as Landlord deems advisable insuring Landlord against liability arising out of the ownership, operation and management of the Project.

(b) Landlord shall also obtain and keep in force during the Term of this Lease a policy or policies of “all risk” insurance covering loss or damage to the Project in the amount of not less than eighty percent (80%) of the full replacement cost thereof, as determined by Landlord from time to time. The terms and conditions of said policies and the perils and risks covered thereby shall be determined by Landlord, from time to time, in Landlord’s sole discretion. In addition, at Landlord’s option, Landlord shall obtain and keep in force, during the Term of this Lease, a policy of rental interruption insurance, with loss payable to Landlord, which insurance shall, at Landlord’s option, also cover all Operating Expenses. Tenant will not be named as an additional insured in any insurance policies carried by Landlord and shall have no right to any proceeds therefrom. At Landlord’s option, Landlord may obtain insurance coverages and/or bonds related to the operation of the parking areas. At Landlord’s option, Landlord may obtain coverage for flood and earthquake damages. In addition, Landlord shall have the right to obtain such additional insurance as is customarily carried by owners or operators of other comparable office buildings in the geographical area of the Project. The policies purchased by Landlord shall contain such deductibles as Landlord may determine. In addition to amounts payable by Tenant in accordance with Section 5, Tenant shall pay any increase in the property insurance premiums for the Project over what was payable immediately prior to the Commencement Date to the extent the increase is specified by Landlord’s insurance carrier as being caused by the nature of Tenant’s occupancy or any act or omission of Tenant.

9.3 Insurance Policies. Tenant shall deliver to Landlord copies of the insurance policies required under Section 9.1 within fifteen (15) days prior to the Commencement Date of this Lease, and Landlord shall have the right to approve the terms and conditions of said policies. Tenant’s insurance policies shall not be cancelable or subject to reduction of coverage or other modification except after thirty (30) days prior written notice to Landlord. Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with renewals thereof. If Tenant provides certificates of insurance to evidence the insurance required under this Lease, all such certificates shall be in form and substance satisfactory to Landlord, shall affirmatively demonstrate all coverage and requirements set forth in this Lease, shall contain no disclaimers of coverage, and shall include a firm and unconditional obligation to give to Landlord at least thirty (30) days’ prior written notice prior to cancellation or change in any coverage. Tenant’s insurance policies shall be issued by insurance companies authorized to do business in the state in which the Project is located, and said companies shall maintain during the policy term a “General Policyholders’ Rating” of at least “A” and a financial rating of at least “Class X” (or such other rating as may be required by any lender having a lien on the Project), as set forth in the most recent edition of “Best Insurance Reports.” All insurance obtained by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only. Landlord, and at Landlord’s option, the holder of any mortgage or deed of trust encumbering the Project and any person or entity managing the Project on behalf of Landlord, shall be named as an additional insured on all insurance policies Tenant is obligated to obtain by Section 9.1 above. Tenant’s insurance policies shall not include deductibles in excess of Five Thousand Dollars ($5,000).

9.4 Waiver of Subrogation. Tenant and Landlord each hereby release and relieve the other, and waive their entire right of recovery against the other, for direct or consequential loss or damage arising out of or incident to the perils covered by insurance carried by such party (or required to be carried by such party by this Lease) to the extent of the insurance proceeds actually received, whether due to the negligence of Landlord or Tenant or their agents, employees, contractors and/or invitees. Landlord and Tenant shall each cause the insurance policies they obtain in accordance with this Section 9 to provide that the insurance company waives all right of recovery by subrogation against either party in connection with any damage covered by any policy.

9.5 Coverage. Landlord makes no representation to Tenant that the limits or forms of coverage specified above or approved by Landlord are adequate to insure Tenant’s property or Tenant’s obligations under this Lease, and the limits of any insurance carried by Tenant shall not limit its obligations under this Lease.

10. Damage or Destruction.

10.1 Effect of Damage or Destruction. If all or part of the Project is materially damaged (as defined in Section 10.2 below) by fire, earthquake, flood, explosion, the elements, riot or any other casualty, Landlord shall have the right in its sole and complete discretion to repair or to rebuild the Project or to terminate this Lease. Landlord shall within ninety (90) days after the occurrence of such damage notify Tenant in writing of Landlord’s intention to repair or to rebuild or to terminate this Lease. Tenant shall in no event be entitled to compensation or damages on account of annoyance or inconvenience in making any repairs, or on account of construction, or on account of Landlord’s election to terminate this Lease. Notwithstanding the foregoing, if Landlord shall elect to rebuild or repair the Project, but in good faith determines that the Project cannot be rebuilt or repaired within two hundred seventy (270) days after the date of the occurrence of the damage, without payment of overtime or other premiums, and the damage to the Project has rendered the Premises unusable, Landlord shall notify Tenant thereof in writing at the time of Landlord’s election to rebuild or repair, and Tenant shall thereafter have a period of fifteen (15) days within which Tenant may elect to terminate this Lease, upon written notice to Landlord. Tenant’s termination right described in the preceding sentence shall not apply if the damage was caused by Tenant’s negligence or willful misconduct. Failure of Tenant to exercise said election within said fifteen (15) day period shall constitute Tenant’s agreement to accept delivery of the Premises under this Lease whenever tendered by Landlord, provided Landlord thereafter pursues reconstruction or restoration diligently to completion, subject to delays caused by Force Majeure Events. If Landlord is unable to repair the Damage to the Premises or the Project during such two hundred seventy (270) day period due to Force Majeure Events, the two hundred seventy (270) day period shall be extended by the period of delay caused by the Force Majeure Events. Subject to Section 10.3 below, if Landlord or Tenant terminates this Lease in accordance with this Section 10.1, Tenant shall continue to pay all Base Rent and Operating Expense increases and other amounts due hereunder which arise prior to the date of termination.

10.2 Definition of Material Damage. The damage shall be deemed material if, in Landlord’s reasonable judgment, the uninsured cost of repairing the damage will exceed Twenty-Five Thousand Dollars ($25,000). If insurance proceeds are available to Landlord in an amount which is sufficient to pay the entire cost of repairing all of the damage to the Project, the damage shall be deemed material if the cost of repairing the damage exceeds One Hundred Thousand Dollars ($100,000). Damage to the Project shall also be deemed material if (a) the Project cannot be repaired to substantially the same condition it was in prior to the damage due to laws or regulations in effect at the time the repairs will be made, (b) the holder of any mortgage or deed of trust encumbering the Project requires that insurance proceeds available to repair the damage in excess of Twenty-Five Thousand Dollars ($25,000) be applied to the repayment of the indebtedness secured by the mortgage or the deed of trust, or (c) the damage occurs during the last twelve (12) months of the Lease Term.

10.3 Abatement of Rent. If Landlord elects to repair damage to the Project and all or part of the Premises will be unusable or inaccessible to Tenant in the ordinary conduct of its business until the damage is repaired, and the damage was not caused by the negligence or willful misconduct of Tenant or its employees, agents, contractors or invitees, Tenant’s Base Rent and Tenant’s Share of Operating Expense increases shall be abated in proportion to the amount of the Premises which is unusable or inaccessible to Tenant in the ordinary conduct of its business until the repairs are completed.

10.4 Tenant’s Negligence. If such damage or destruction occurs solely as a result of the negligence or willful misconduct of Tenant or Tenant’s employees, agents, or contractors, and the proceeds of insurance which are actually received by Landlord are not sufficient to repair all of the damage, Tenant shall pay, at Tenant’s sole cost and expense, to Landlord upon demand, the difference between the cost of repairing the damage and the insurance proceeds received by Landlord.

10.5 Tenant’s Property. Landlord shall not be required to repair any injury or damage to, or to make any repairs or replacements of, any fixtures, furniture, equipment or tenant improvements installed in the Premises (other than building standard tenant improvements), and Tenant shall repair and restore all such property at Tenant’s sole expense.

10.6 Waiver. Landlord and Tenant hereby waive the provisions of any statutes which relate to the termination of leases when leased property is damaged or destroyed and agree that such event shall be governed by the terms of this Lease.

11. Utilities.

11.1 Services Provided by Landlord. Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide HVAC to the Premises for normal office use during the times described in Section 11.4, subject to Section 11.2 below, reasonable amounts of electricity for normal office lighting and fractional horsepower office machines, water in the Premises or in the Common Areas for reasonable and normal drinking and lavatory use, at Tenant’s expense (and not included in Base Rent), replacement light bulbs and/or fluorescent tubes and ballasts for standard overhead fixtures, and building standard janitorial services in accordance with Exhibit D attached hereto. In addition, Tenant shall be responsible for all costs (including the cost to insure) associated with Tenant’s use and operation of any dedicated or supplemental HVAC units and computer rooms. Subject to the other terms and conditions of the Lease, Landlord shall provide Tenant with reasonable access to the Common Areas of the Building, including the use of at least one (1) elevator and access to the Building by cardkey access, and to the Premises twenty-four (24) hours a day, three hundred sixty-five (365) days per year. Notwithstanding the foregoing, Tenant acknowledges and agrees that repairs, hazardous conditions and other circumstances beyond Landlord’s control may prevent access to the Common Areas of the Building and to the Premises from time to time.

11.2 Electricity.

(a) The Base Rent set forth in this Lease does not include the cost of electricity consumed by Tenant in the Premises; and Tenant shall, in addition to the Base Rent, be required to pay an Electric Energy Charge as a condition for the Landlord to provide electric current to the Premises. The Electric Energy Charge shall be paid, as Additional Rent, in equal monthly installments together with Base Rent, commencing on the Commencement Date and throughout the Term and any renewals or extensions thereof. As of the Commencement Date, the Electric Energy Charge shall be measured by a check meter and Tenant shall reimburse Landlord, as Additional Rent, based on Tenant’s actual usage of electricity for the Premises.

(b) (i) Landlord shall have the right to estimate the annual cost of providing electric current for the operation of the lighting fixtures and electrical outlets initially installed in the Premises and Tenant shall pay to one-twelfth (1/12th) of such estimated Electric Energy Charge in advance in the same manner as Base Rent is paid hereunder. Such Electric Energy Charge is subject to adjustment, from time to time, based upon the actual checkmeter reading. In the event the estimated Electric Energy Charge paid by Tenant is less than the actual cost of electricity for the Premises as measured by the checkmeter readings, Tenant shall pay the amount of such underpayment to Landlord within five (5) business days following Landlord’s invoice therefor. In the event the estimated Electric Energy Charge paid by Tenant is greater than the actual cost of electricity for the Premises as measured by the checkmeter readings, Landlord shall credit the amount of such overpayment to Tenant’s next installment of Electric Energy Charge coming due under the Lease.

(ii) For the purposes hereof, energy adjustment charges, fuel adjustment charges, and any other charge of, or factor upon which, the public utility company supplying electricity fixes or determines charges or rates, shall be deemed included in determining and computing the “rate” or charges for such electric current. If any tax or other charge is imposed upon Landlord’s receipt from the sale or resale of electric energy to Tenant by any federal, state or municipal authority, Tenant covenants and agrees that, where permitted by law, Tenant’s pro rata share of such taxes or other charges shall be passed on to and paid by Tenant to Landlord.

(c) it is understood and agreed by Tenant that the Electric Energy Charge and any adjustments thereto as described in this subsection 11.2 are based on the use of electric current in the Premises during business hours on business days.

(d) Landlord shall not in any way be responsible or liable to Tenant at any time for any loss, damage or expense resulting from any change in the quantity or character of the electric service or for its being no longer suitable for Tenant’s requirements or from any cessation or interruption of the supply or current; nor shall any such loss, damage or expense, or non-supply of electric service or current in any way affect the tenancy or in any way relieve Tenant of any obligation under the terms of this Lease.

(e) Tenant covenants and agrees that at all times its use of electric current shall never exceed the maximum capacity for the Premises. Tenant shall make no changes, alterations, additions, substitutions (“Changes”) to any risers, conduits, meters, panel boxes, switch gear, wiring, or any other part of the electric service without the express prior written consent of Landlord. Any Changes requested by Tenant shall be sent in writing to Landlord; and if, in the reasonable judgment of Landlord, such Changes will not cause or create a dangerous or hazardous condition or damage or injury to the Building, or entail excessive or unreasonable alterations or repairs, or interfere with or disturb other tenants or occupants and/or the electrical service then or thereafter to be supplied to tenants or occupants, Landlord will, at the sole cost and expense of Tenant, make such Changes. Tenant covenants and agrees to pay Landlord for such costs and expenses as additional rent, upon the rendition of a bill indicating the amount due therefor.

(f) (i) Landlord reserves the right to terminate the furnishing of electricity to the Premises at any time, upon no less than ninety (90) days’ written notice to the Tenant, in which event, Tenant shall make immediate application directly to the utility company servicing the Building for the Tenant’s entire separate supply of electric current; and Landlord shall permit its risers, wires, conduits and other electrical equipment, to the extent available and safely capable, to be used for such purpose. In the event Landlord terminates the furnishing of electricity to the Premises, thereafter Tenant shall pay the utility company providing electricity to the Premises directly and Tenant shall no longer be obligated to reimburse Landlord for the cost of electricity supplied to the Premises as provided herein. Any meters, and additional risers, wires, conduits and equipment or connections necessary to enable Tenant to obtain electric current directly from such utility company shall be installed at Tenant’s sole cost and expense if the termination of Landlord’s service is legally required; otherwise, they shall be installed at Landlord’s sole cost and expense, and in compliance with all applicable laws, ordinances and regulations and requirements of insurance companies and fire underwriters.

(ii) No alterations, modifications or changes shall be made by the Tenant to any meters, risers, conduits or other equipment or connections in the Building in a manner which would cause damage to the Building or interfere with the use, enjoyment, occupancy or possession of the Building by Landlord and its other tenants. Rigid conduit only, or such other type as may be specified by Landlord, will be allowed.

(iii) Tenant’s liability for the Electric Energy Charge provided for in this Lease shall terminate as of the date of discontinuance by Landlord of the supplying of electric current, but this Lease shall otherwise remain in full force and effect. Unless required by law, however, Landlord shall not discontinue furnishing electricity to the Premises until after Tenant shall have commenced receiving its electricity directly from the utility company unless Tenant shall have failed to make such arrangements with due diligence.

11.3 Building Services on Non-Business Days or Non-Business Hours.

(a) Tenant acknowledges that Landlord is only required to provide the Building Services specified in Section 11.1 hereinabove only during Business Hours on Business Days and in addition, access to electricity, water and one (1) automatic elevator, during Non-Business Hours on Non-Business Days as well.

(b) Landlord shall use its best efforts to provide HVAC to Tenant at times other than those set forth above subject to (i) the payment by Tenant of Landlord’s standard charge, as determined by Landlord from time to time, in Landlord’s sole discretion, for after hours HVAC and (ii) Tenant providing to Landlord at least one (1) Business Day’s advance written notice of Tenant’s need for Non-Business Hours and/or Non-Business Day HVAC service. As of the date of this Lease, and subject to future increases, the standard charge for after hours HVAC is Sixty-Five Dollars ($65.00) per hour with a four (4) hour minimum if Tenant’s after hours use of the HVAC is not continuous in any one (1) day. For purposes hereof “continuous in any one (1) day” shall mean uninterrupted weekday service (not including weekends and holidays). For example, if Tenant requests after hours use of the HVAC between 6:00 p.m. and 8:00 p.m. on a non-holiday Tuesday, then the four (4) hour minimum shall not apply and Tenant shall be charged for two (2) hours of after hours use of the HVAC. Alternatively, if Tenant requests after hours use of the HVAC between 10:00 a.m. and 12:00 p.m. on a Sunday, Tenant shall be charged for the minimum amount of four (4) hours of after hours use of the HVAC. Tenant shall pay all after hours HVAC charges to Landlord within fifteen (15) days after Landlord bills Tenant for said charges.

11.4 Definition of Business Days and Business Hours of Building Services. “Business Days” as defined herein, shall be Monday through Friday from 8:00 A.M. to 6:00 PM and Saturdays from 8:00 A.M. to 1:00 P.M., excluding all days observed as non-working (vacation) holidays by the State and/or Federal government (“Holidays”). “Business Hours” as defined herein, shall mean 8:00 A.M. and 6:00 P.M. on Monday through Friday, excluding Holidays, and Saturday, from 8:00 A.M. to 1:00 P.M., excluding Holidays.

11.5 Excess Usage by Tenant. Notwithstanding the use set forth in Section 1.5 and/or Section 11 and its sub-sections, Tenant shall not use Building utilities or services in excess of those used by the average office building tenant using its premises for ordinary office use. Tenant shall not install at the Premises office machines, lighting fixtures or other equipment which will generate above average heat, noise or vibration at the Premises or which will adversely effect the temperature maintained by the HVAC system. If Tenant does use Building utilities (i.e. electricity) or services in excess of those used by the average office building tenant, Landlord shall have the right, in addition to any other rights or remedies it may have under this Lease, to (a) at Tenant’s expense, install separate metering devices at the Premises, and to charge Tenant for its usage, (b) require Tenant to pay to Landlord all costs, expenses and damages incurred by Landlord as a result of such usage, and (c) require Tenant to stop using excess utilities or services.

11.6 Interruptions. Tenant agrees that Landlord shall not be liable to Tenant for its failure to furnish utilities or other Building Services when such failure is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control, and such failures shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for loss of property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the Building Services or utilities as set forth in this Section 11 and its sub-sections. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease.

11.7 Services Exclusive to Tenant. Subject to the other provisions of this Section 11, Tenant shall pay for all water, gas, heat, electricity, telephone and other utilities and services supplied and/or metered or submetered exclusively to the Premises or to Tenant, together with any taxes thereon.

12. Assignment and Subletting.

12.1 Landlord’s Consent Required. Tenant shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises (hereinafter collectively a “Transfer”), without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed. Landlord shall respond to Tenant’s written request for consent hereunder within thirty (30) days after Landlord’s receipt of the written request from Tenant. Any attempted Transfer without such consent shall be void and shall constitute a material default and breach of this Lease. Tenant’s written request for Landlord’s consent shall include, and Landlord’s thirty (30) day response period referred to above shall not commence, unless and until Landlord has received from Tenant, all of the following information: (a) financial statements for the proposed assignee or subtenant for the past two (2) years prepared in accordance with generally accepted accounting principles, (b) federal tax returns for the proposed assignee or subtenant for the past two (2) years, (c) a detailed description of the business the assignee or subtenant intends to operate at the Premises, (d) the proposed effective date of the assignment or sublease, (e) a copy of the proposed sublease or assignment agreement which includes all of the terms and conditions of the proposed assignment or sublease, and (f) a detailed description of any ownership or commercial relationship between Tenant and the proposed assignee or subtenant. If the obligations of the proposed assignee or subtenant will be guaranteed by any person or entity, Tenant’s written request shall not be considered complete until the information described in (a) and (b) of the previous sentence has been provided with respect to each proposed guarantor. “Transfer” shall also include the transfer (a) if Tenant is a corporation, and Tenant’s stock is not publicly traded over a recognized securities exchange, of more than twenty five percent (25%) of the voting stock of such corporation during the term of this Lease (whether or not in one or more transfers) or the dissolution or merger of the corporation, or (b) if Tenant is a partnership or other entity, of more than twenty five percent (25%) of the profit and loss participation in such partnership or entity during the term of this Lease (whether or not in one or more transfers) or the dissolution or liquidation of the partnership. If Tenant is a limited or general partnership (or is comprised of two or more persons, individually or as co-partners), Tenant shall not be entitled to change or convert to (i) a limited liability company, (ii) a limited liability partnership or (iii) any other entity which possesses the characteristics of limited liability without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole discretion. The involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise) whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, shall be considered to be an assignment of this Lease by Tenant to which Landlord may reasonably withhold its consent unless after such transaction or series of transactions the surviving entity will have a net worth at least equal to the net worth of the Tenant immediately preceding the date of this Lease. Tenant’s sole remedy in the event that Landlord shall wrongfully withhold consent to or disapprove any assignment or sublease shall be to obtain an order by a court of competent jurisdiction that Landlord grant such consent; in no event shall Landlord be liable for damages with respect to its granting or withholding consent to any proposed assignment or sublease. If Landlord shall exercise any option to recapture the Premises, or shall deny a request for consent to a proposed assignment or sublease, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses, liabilities, damages, costs and claims that may be made against Landlord by the proposed assignee or subtenant, or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

12.2 Standard for Approval. Landlord shall not unreasonably withhold its consent to a Transfer provided that Tenant has complied with each and every requirement, term and condition of this Section 12. Tenant acknowledges and agrees that each requirement, term and condition in this Section 12 is a reasonable requirement, term or condition. It shall be deemed reasonable for Landlord to withhold its consent to a Transfer if any requirement, term or condition of this Section 12 is not complied with or: (a) the Transfer would cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (b) in Landlord’s reasonable judgment, a proposed assignee or subtenant has a smaller net worth than Tenant had on the date this Lease was entered into with Tenant or is less able financially to pay the rents due under this Lease as and when they are due and payable; (c) a proposed assignee’s or subtenant’s business will impose a materially greater burden on the Project’s parking facilities, elevators, Common Areas or utilities that is greater than the burden imposed by Tenant, in Landlord’s reasonable judgment; (d) the terms of a proposed assignment or subletting will allow the proposed assignee or subtenant to exercise a right of renewal, right of expansion, right of first offer, right of first refusal or similar right held by Tenant; (e) a proposed assignee or subtenant does not, in Landlord’s reasonable judgment, have a good credit rating; (f) a proposed assignee or subtenant refuses to enter into a written assignment agreement or sublease, reasonably satisfactory to Landlord, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any assignment or sublease and containing such other terms and conditions as Landlord reasonably deems necessary; (g) the use of the Premises by the proposed assignee or subtenant will not be identical to the use permitted by this Lease; (h) the proposed assignee or subtenant is then currently a tenant of the Landlord at the Project; (i) Landlord has ever evicted or been involved in litigation with the proposed assignee or subtenant; (j) any guarantor of this Lease refuses to consent to the Transfer or to execute a written agreement reaffirming the guaranty; (k) Tenant is in default as defined in Section 13.1 at the time of the request; (l) if requested by Landlord, the assignee or sublessee refuses to sign a non-disturbance and attornment agreement in favor of Landlord’s lender; (m) Landlord is marketing space in the Project at the time of Tenant’s request, and the terms of a proposed assignment or subletting will allow the proposed assignee or subtenant to pay a base rent less than the prevailing base rent being charged new tenants in the Building at the time of such Transfer; or (n) the proposed assignee or subtenant is a person or entity then, or during the prior six (6) months, negotiating with Landlord for the lease of space in the Project.

12.3 Additional Terms and Conditions. The following terms and conditions shall be applicable to any Transfer:

(a) Regardless of Landlord’s consent, no Transfer shall release Tenant from Tenant’s obligations hereunder or alter the primary liability of Tenant to pay the rent and other sums due Landlord hereunder and to perform all other obligations to be performed by Tenant hereunder or release any guarantor from its obligations under its guaranty.

(b) Landlord may accept rent from any person other than Tenant pending approval or disapproval of an assignment or subletting.

(c) Neither a delay in the approval or disapproval of a Transfer, nor the acceptance of rent, shall constitute a waiver or estoppel of Landlord’s right to exercise its rights and remedies for the breach of any of the terms or conditions of this Section 12.

(d) The consent by Landlord to any Transfer shall not constitute a consent to any subsequent Transfer by Tenant or to any subsequent or successive Transfer by an assignee or subtenant. However, Landlord may consent to subsequent Transfers or any amendments or modifications thereto without notifying Tenant or anyone else liable on the Lease and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease.

(e) In the event of any default under this Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else responsible for the performance of this Lease, including any subtenant or assignee, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord.

(f) Landlord’s written consent to any Transfer by Tenant shall not constitute an acknowledgment that no default then exists under this Lease nor shall such consent be deemed a waiver of any then existing default.

(g) The discovery of the fact that any financial statement relied upon by Landlord in giving its consent to an assignment or subletting was materially false shall, at Landlord’s election, render Landlord’s consent null and void.

(h) Landlord shall not be liable under this Lease or under any assignment or sublease to any assignee or subtenant.

(i) No assignment or sublease may be modified or amended without Landlord’s prior written consent.

(j) Tenant or its agent shall not advertise the Premises for lease, sublet or assignment for less Rent than the then current asking rent for space in the Project.

12.4 Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a) Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default shall occur in the performance of Tenant’s obligations under this Lease, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease, including, but not limited to, Tenant’s obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due as they become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary.

(b) In the event Tenant shall default in the performance of its obligations under this Lease, Landlord at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults of Tenant under such sublease.

12.5 Transfer Premium from Assignment or Subletting. Landlord shall be entitled to receive from Tenant (as and when received by Tenant) as an item of additional rent fifty percent (50%) of all amounts received by Tenant from such assignee or subtenant in excess of the amounts payable by Tenant to Landlord hereunder (the “Transfer Premium”). The Transfer Premium shall be reduced by the reasonable brokerage commissions, market tenant improvement costs and rental concessions, and reasonable legal fees actually paid by Tenant in order to assign the Lease or to sublet a portion of the Premises. “Transfer Premium” shall mean all Base Rent, additional rent or other consideration of any type whatsoever payable by the assignee or subtenant in excess of the Base Rent and additional rent payable by Tenant under this Lease. If less than all of the Premises is transferred, the Base Rent and the additional rent shall be determined on a per rentable square foot basis. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by the assignee or subtenant to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the assignee or subtenant in connection with such Transfer. For purposes of calculating the Transfer Premium, expenses will be amortized over the life of the sublease.

12.6 Landlord’s Option to Recapture Space. Notwithstanding anything to the contrary contained in this Section 12, if Tenant shall request to (i) assign this Lease, or (ii) sublease more than twenty-five percent (25%) of the of the rentable square footage in the Premises (in the aggregate of all subleases at the time of Tenant’s request), then Landlord shall have the option, by giving written notice to Tenant (“Recapture Notice”) within thirty (30) days after receipt of Tenant’s request for consent to such sublease or assignment, to terminate this Lease and recapture the Premises. Tenant shall have five (5) business days after receipt of such Recapture Notice to notify Landlord of its intention to withdraw its request to assign or sublease the Premises. If Tenant does not withdraw its request to assign or sublease the Premises, then Landlord may terminate this Lease as of the commencement date of the proposed sublease or assignment and recapture the Premises, whereupon this Lease shall terminate. If Tenant so withdraws its request to assign or sublease the Premises, then this Lease shall continue in full force and effect. Tenant acknowledges that the purpose of this Section 12.6 is to enable Landlord to receive profit in the form of higher rent or other consideration to be received from an assignee or sublessee, to give Landlord the ability to meet additional space requirements of other tenants of the Project and to permit Landlord to control the leasing of space in the Project. Tenant acknowledges and agrees that the requirements of this Section 12.6 are commercially reasonable and are consistent with the intentions of Landlord and Tenant.

12.7 Landlord’s Expenses. In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any Transfer, then Tenant shall pay Landlord’s reasonable costs and expenses incurred in connection therewith, including, but not limited to, attorneys’, architects’, accountants’, engineers’ or other consultants’ fees.

12.8 Permitted Transfers. Notwithstanding anything to the contrary contained in this Section 12, provided Tenant is not in default after expiration of any applicable notice and cure periods, Tenant shall have the right, without Landlord’s consent, upon thirty (30) days advance written notice to Landlord, to assign the Lease or sublet the whole or any part of the Premises (i) to any entity or entities which are owned by Tenant, or which owns Tenant or any entity that controls, is controlled by or is under common control with Tenant (which for purposes hereof, “control” shall be deemed to be ownership of more than fifty percent (50%) (or such lesser percentage constituting control of the business entity) of the stock or other voting interest of the controlled corporation or other business entity), (ii) in connection with the sale or transfer of substantially all of the assets of the Tenant or the sale or transfer of substantially all of the outstanding ownership interests in Tenant, or (iii) in connection with a merger, consolidation or other corporate reorganization of Tenant (each of the transactions referenced in the above subparagraphs (i), (ii), and (iii) are hereinafter referred to as a “Permitted Transfer,” and each surviving entity shall hereinafter be referred to as a “Permitted Transferee”); provided, that such assignment or sublease is subject to the following conditions:

(a) Tenant shall remain fully liable under the terms of the Lease;

(b) such Permitted Transfer shall be subject to all of the terms, covenants and conditions of the Lease;

(c) such Permitted Transferee has a net worth at least equal to the net worth of Tenant as of the date of this Lease, and

(d) such Permitted Transferee shall expressly assume the obligations of Tenant under the Lease by a document reasonably satisfactory to Landlord.

13. Default; Remedies.

13.1 Default by Tenant. Landlord and Tenant hereby agree that the occurrence of any one or more of the following events is a material default by Tenant under this Lease and that said default shall give Landlord the rights described in Section 13.2. Landlord or Landlord’s authorized agent shall have the right to serve any notice of default, notice to pay rent or quit or similar notice.

(a) Tenant’s failure to make any payment of Base Rent, Electric Energy Charge, Tenant’s Share of Operating Expense increases, parking charges, charges for after hours HVAC, late charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a notice to pay rent or quit pursuant to applicable unlawful detainer statutes, such notice shall also constitute the notice required by this Section 13.1(a).

(b) The abandonment of the Premises by Tenant in which event Landlord shall not be obligated to give any notice of default to Tenant, unless expressly required by law.

(c) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced in Sections 13.1(a) and (b), above), where such failure shall continue for a period of twenty (20) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s non-performance is such that more than twenty (20) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said twenty (20) day period and thereafter diligently pursues such cure to completion. The foregoing cure period shall in no event apply to any of the following: Tenant’s (i) failure to provide an estoppel certificate when and as required under Section 18 of this Lease; (ii) failure to maintain insurance required under Section 10 of the Lease within ten (10) days from written notice Landlord; (iii) the abandonment of the Premises by Tenant; (iv) failure to vacate the Premises upon the expiration or earlier termination of the Lease; (v) failure to provide the verification letter as and when required under Section 3 of the Lease; or (vi) failure to comply with any obligation under the Lease pertaining to Hazardous Materials within ten (10) business days from written notice from Landlord. In the event that Landlord serves Tenant with a notice to quit or any other notice pursuant to applicable unlawful detainer statutes, said notice shall also constitute the notice required by this Section 13.1(c).

(d) (i) The making by Tenant or any guarantor of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant or any guarantor becoming a “debtor” as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant or guarantor, the same is dismissed within sixty (60) days); (iii) the institution of proceedings seeking the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days or the institution of a foreclosure proceeding against Tenant’s real or personal property; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days. In the event that any provision of this Section 13.1(d) is contrary to any applicable law, such provision shall be of no force or effect.

(e) The discovery by Landlord that any financial statement, representation or warranty given to Landlord by Tenant, or by any guarantor of Tenant’s obligations hereunder, is or was materially false.

(f) If Tenant is a corporation, limited liability company or a partnership, the dissolution or liquidation of Tenant.

13.2 Remedies.

(a) In the event of any material default or breach of this Lease by Tenant, Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default:

(i) Terminate Tenant’s right to possession of the Premises. Upon any such termination, Tenant shall immediately surrender possession of the Premises to Landlord. Landlord reserves all rights and remedies available to it pursuant to the terms and conditions of this Lease as well as under applicable law. Tenant hereby grants Landlord the full and free right to enter the Premises with process of law. Unless due solely to the gross negligence or willful misconduct of Landlord, Tenant releases Landlord of any liability for any damage resulting therefrom and waives any right to claim damage for such re-entry. Tenant also agrees that Landlord’s right to re-lease or any other right given to Landlord as a consequence of Tenant’s default hereunder or by operation of law is not relinquished. On termination of Tenant’s right of possession, Landlord shall be entitled to recover from Tenant: (i) the unpaid rent which had been earned at the time of the termination; (ii) the amount by which the unpaid rent which would have been earned after termination until the time of the award exceeds the amount of any rental, if any, received for the Premises during such time period; (iii) the amount by which the unpaid rent for the balance of the Term of the Lease after the time of award exceeds the amount of any rent to be received (net of re-letting expenses as described below) from any replacement tenant occupying the Premises at the time of the award, or, if the Premises are not occupied at the time of the award by a rent-paying replacement tenant, the full amount of the rent to be earned hereunder for the balance of the Term of the Lease discounted to net present value assuming a discount rate of one percent (1%) above the discount rate of the Federal Reserve Bank of New York in effect at the time of the award; and provided further, however, that Landlord shall repay to Tenant the excess of the foregoing amount over any rent received for the Premises during the balance of the Term of the Lease (net of reletting expenses as described below) similarly discounted; and (iv) at the time of the award any other amount necessary to compensate Landlord for all the damage proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would likely result therefrom, including but not limited to, all costs and expenses attributable to recovering possession of the Premises, re-letting expenses (including the costs and expenses of any necessary repairs, renovations and alterations to the Premises), costs of carrying the Premises (including but not limited to, Landlord’s payment of Tenant’s Share of increases in real property taxes and insurance premiums over the Base Year), actual legal fees and associated costs and expenses, the unamortized portion of all brokerage commissions paid in connection with this Lease and all unamortized costs of tenant improvements (amortized without interest on a straight line basis over the initial Term of the Lease), and reimbursement of the unamortized portion of any deferred or abated rent or other Lease execution inducement (except as otherwise provided in this Lease).

(ii) maintain Tenant’s right of possession in which event Landlord shall have the remedy which permits Landlord to continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due. Acts of maintenance or preservation, efforts to relet the Premises, or removal or storage of Tenant’s personal property, shall not constitute a termination of Tenant’s right to possession or act as an acceptance of any surrender of the Premises. Landlord shall not be required to relet any or all of the Premises prior to leasing other vacant space at the Project, nor shall Landlord be required to accept a tenant: (i) that does not otherwise meet Landlord’s financial and other criteria, nor (ii) a tenant who intends to make a use other than the use permitted by the Lease.

(iii) collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease.

(iv) pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located.

(b) No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity. The expiration or termination of this Lease and/or the termination of Tenant’s right to possession of the Premises shall not relieve Tenant of liability under any indemnity provisions of this Lease as to matters occurring or accruing during the Term hereof or by reason of Tenant’s occupancy of the Premises.

(c) If Tenant abandons or vacates the Premises, Landlord may re-enter the Premises and such re-entry shall not be deemed to constitute Landlord’s election to accept a surrender of the Premises or to otherwise relieve Tenant from liability for its breach of this Lease. No surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to (i) accept a surrender of the Premises and (ii) relieve Tenant of liability under the Lease. The delivery by Tenant to Landlord of possession of the Premises shall not constitute the termination of the Lease or the surrender of the Premises.

(d) Landlord shall use commercially reasonable efforts to relet the Premises to the extent required by law. The phrase “reasonable efforts” as it relates to Landlord’s duty to attempt to relet the Premises, shall require Landlord to do only the following: (i) notify Landlord’s leasing agent in writing of the availability of the Premises for reletting, (ii) post Landlord’s leasing contact telephone number in the Project management office, (iii) show the Premises to any prospective tenant who requests to see the Premises and to any prospective tenant specifically referred to Landlord by Tenant, and (iv) show the “vacant” status of the Premises in posters and information brochures used at leasing trade meetings and conventions. Landlord shall not be required to relet the Premises before reletting any space in the Project not producing any income to Landlord.

13.3 Default by Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the holder of any mortgage or deed of trust encumbering the Project whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its cure, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default, and Tenant’s remedies shall be limited to damages and/or an injunction. This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike or other labor problems, acts of God, riot, insurrection, governmental actions or requirements, or any other cause beyond the reasonable control of Landlord, and the time for Landlord’s performance shall be extended for the period of any such delay. Any claim, demand or right by Tenant that arises out of this Lease or the negotiations which preceded this Lease shall be barred unless Tenant commences an action thereon within six (6) months after the date of the inaction, omission, event or action that gave rise to such claim, demand, or right.

13.4 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Tenant’s Share of Operating Expense increases, parking charges, after hours HVAC charges, or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed encumbering the Project. Accordingly, if any installment of Base Rent, Tenant’s Share of Operating Expense increases, parking charges, after hours HVAC charges or any other sum due from Tenant shall not be received by Landlord within five (5) days of when such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder including the assessment of interest under Section 13.5.

13.5 Interest on Past-due Obligations. Except as expressly herein provided, any amount due to Landlord that is not paid within five (5) days of when due shall bear interest at the lesser of ten percent (10%) per annum, or the maximum rate permitted by applicable law. Payment of such interest shall not excuse or cure any default by Tenant under this Lease; provided, however, that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant.

13.6 Payment of Rent after Default. If Tenant fails to pay Base Rent, Tenant’s Share of Operating Expense increases or any other monetary obligation due hereunder on within five (5) days of the date it is due, after Tenant’s second failure in any twelve (12) month period to pay any monetary obligation on the date it is due, at Landlord’s option, all monetary obligations of Tenant hereunder shall thereafter be paid by cashiers check or wire transfer of immediately available sums and Tenant shall, upon demand, provide Landlord with an additional Security Deposit equal to three (3) months’ Base Rent. If Landlord has required Tenant to make said payments by cashiers check or wire transfer of immediately available sums or to provide an additional Security Deposit, Tenant’s failure to make a payment by cashiers check or wire transfer of immediately available sums or to provide an additional Security Deposit, shall be a material default hereunder.

14. Landlord’s Right to Cure Default; Payments by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after five (5) business days’ prior written notice to Tenant, make any such payment or perform any such act on Tenant’s behalf without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Tenant shall pay to Landlord, within ten (10) business days after delivery by Landlord to Tenant of statements therefor, an amount equal to the expenditures reasonably made by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this Section 14.

15. Condemnation. If any portion of the Premises or the Project are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs; provided that if so much of the Premises or Project are taken by such condemnation as would substantially and adversely affect the operation and profitability of Tenant’s business conducted from the Premises, and said taking lasts for ninety (90) days or more, Tenant shall have the option, to be exercised only in writing within thirty (30) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within thirty (30) days after the condemning authority shall have taken possession), to terminate this Lease as of the date the condemning authority takes such possession. If a taking lasts for less than ninety (90) days, Tenant’s rent shall be abated during said period but Tenant shall not have the right to terminate this Lease. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the rent and Tenant’s Share of Operating Expenses shall be reduced in the proportion that the usable floor area of the Premises taken bears to the total usable floor area of the Premises. Common Areas taken shall be excluded from the Common Areas usable by Tenant and no reduction of rent shall occur with respect thereto or by reason thereof. Landlord shall have the option in its sole discretion to terminate this Lease as of the taking of possession by the condemning authority, by giving written notice to Tenant of such election within thirty (30) days after receipt of notice of a taking by condemnation of any part of the Premises or the Project. Any award for the taking of all or any part of the Premises or the Project under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, as severance damages, or as damages for tenant improvements; provided, however, that Tenant shall be entitled to any separate award for loss of or damage to Tenant’s trade fixtures and removable personal property and any award available for the relocation of Tenant’s business. In the event that this Lease is not terminated by reason of such condemnation, and subject to the requirements of any lender that has made a loan to Landlord encumbering the Project, Landlord shall to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Project caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority. Except as set forth in this Section 15, Landlord shall have no liability to Tenant for interruption of Tenant’s business upon the Premises, diminution of Tenant’s ability to use the Premises, or other injury or damage sustained by Tenant as a result of such condemnation. This Section, not general principles of law or the State of New Jersey Code of Civil Procedure shall govern the rights and obligations of Landlord and Tenant with respect to the condemnation of all or any portion of the Project.

16. Vehicle Parking.

16.1 Use of Parking Facilities. During the Term and subject to the rules and regulations attached hereto as Exhibit “C” as modified by Landlord from time to time (the “Rules”), Tenant shall be entitled to use the number of parking spaces set forth in Section 1.13 in the parking facility of the Project at the monthly rate applicable from time to time for monthly parking as set by Landlord and/or its licensee. Landlord may, in its sole discretion, assign and designate the location of any reserved parking spaces. Landlord reserves the right at any time to relocate Tenant’s reserved and unreserved parking spaces. If Tenant commits or allows in the parking facility any of the activities prohibited by the Lease or the Rules, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord. Tenant’s parking rights are the personal rights of Tenant and Tenant shall not transfer, assign, or otherwise convey its parking rights separate and apart from this Lease.

16.2 Parking Charges. [Intentionally omitted].

17. Broker’s Fee. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than the persons, if any, listed in Section 1.15, in connection with the negotiation of this Lease, and no other broker, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Lease, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party.

18. Estoppel Certificate.

18.1 Delivery of Certificate. Tenant shall at any time upon not less than ten (10) days’ prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing certifying such information as Landlord may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) (b) the date to which the Base Rent and other charges are paid in advance and the amounts so payable, (c) that there are not, to Tenant’s knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed, and (d) that all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations and Tenant has taken possession of the Premises. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Project.

18.2 Failure to Deliver Certificate. At Landlord’s option, the failure of Tenant to deliver such statement within such time shall constitute a material default of Tenant hereunder, or it shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) there are no uncured defaults in Landlord’s performance, (c) not more than one month’s Base Rent has been paid in advance, and (d) all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations and Tenant has taken possession of the Premises.

18.3 Financial Information. If Landlord desires to finance, refinance, or sell the Project, or any part thereof, Tenant hereby agrees to deliver, and to cause any guarantor of Tenant’s obligations to deliver, to any lender or purchaser designated by Landlord Tenant’s most recent financial statement and Tenant’s financial statements for the previous two accounting years, and, if applicable, the most recent financial statement for any guarantor(s) of this Lease and the guarantor’s financial statements for the previous two accounting years and other information as may be reasonably required by such lender or purchaser. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

19. Landlord’s Liability. Tenant acknowledges that Landlord shall have the right to transfer all or any portion of its interest in the Project and to assign this Lease to the transferee. Tenant agrees that in the event of such a transfer Landlord shall automatically be released from all liability under this Lease; and Tenant hereby agrees to look solely to Landlord’s transferee for the performance of Landlord’s obligations hereunder after the date of the transfer. Upon such a transfer, Landlord shall, at its option, return Tenant’s security deposit to Tenant or transfer Tenant’s security deposit to Landlord’s transferee and, in either event, Landlord shall have no further liability to Tenant for the return of its security deposit. Subject to the rights of any lender holding a mortgage or deed of trust encumbering all or part of the Project, Tenant agrees to look solely to Landlord’s equity interest in the Project for the collection of any judgment requiring the payment of money by Landlord arising out of (a) Landlord’s failure to perform its obligations under this Lease or (b) the negligence or willful misconduct of Landlord, its partners, employees and agents. No partner, employee or agent of Landlord shall be personally liable for the performance of Landlord’s obligations hereunder or be named as a party in any lawsuit arising out of or related to, directly or indirectly, this Lease and the obligations of Landlord hereunder. The obligations under this Lease do not constitute personal obligations of the individual partners of Landlord and Tenant shall not seek recourse against the individual partners of Landlord or their assets.

20. Indemnity. Tenant shall indemnify, defend and hold harmless Landlord, its agents, partners, and employees from and against any and all claims for damage to the person or property of any person or entity arising from Tenant’s use of the Project, or from the conduct of Tenant’s business or from any activity, work or things done, permitted or suffered by Tenant in or about the Project and shall further indemnify, defend and hold harmless Landlord, its agents, partners and employees from and against any and all claims, costs and expenses arising from any breach or default in the performance of any obligation of Tenant to be performed under the terms of this Lease, or arising from any act or omission of Tenant, or any of Tenant’s agents, contractors, employees, or invitees, and from and against all costs, attorneys’ fees, expenses and liabilities incurred by Landlord, its agents, partners and employees as the result of any such use, conduct, activity, default or negligence. In case any action or proceeding is brought against Landlord, its agents, partners and employees, and Tenant is obligated pursuant to this Lease to indemnify Landlord, then Tenant shall defend Landlord, and its agents, partners and employees at Tenant’s expense by counsel reasonably satisfactory to Landlord and Landlord shall cooperate with Tenant in such defense. Landlord need not have first paid any claim in order to be so indemnified. This indemnity shall survive the expiration or sooner termination of this Lease. Notwithstanding the provisions of Sections 20 and 21 of the Lease to the contrary, Tenant shall not be required to indemnify and hold Landlord harmless from any loss, cost, liability, damage or expense (collectively “Claims”), to any person, property or entity resulting from the gross negligence or willful misconduct of Landlord or its agents or employees, in connection with Landlord’s activities at the Project, and Landlord hereby indemnifies and saves Tenant harmless from any such Claims. Each party’s agreement to indemnify and hold the other harmless set forth above are not intended to, and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant pursuant to the provisions of the Lease to the extent that such policies cover the results of such acts or conduct.

21. Exemption of Landlord from Liability. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for loss of or damage to the goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers, or any other person in or about the Project, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents or contractors, whether such damage or injury is caused by or results from any cause whatsoever including, but not limited to, theft, criminal activity at the Project, negligent security measures, bombings or bomb scares, hazardous waste, fire, steam, electricity, gas, water or rain, breakage of pipes, sprinklers, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Project, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Project, or of the equipment, fixtures or appurtenances applicable thereto, unless the cause of the damage or injury arises out of the gross negligence or willful misconduct of Landlord’s or its employees, agents or contractors. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, occupant or user of the Project, nor from the failure of Landlord to enforce the provisions of the lease of any other tenant of the Project. Tenant, as a material part of the consideration to Landlord hereunder, hereby assumes all risk of damage to property of Tenant or injury to persons, in, upon or about the Project arising from any cause, excluding Landlord’s gross negligence or willful misconduct or the gross negligence or willful misconduct of its agents, partners or employees, and Tenant hereby waives all claims in respect thereof against Landlord, its agents, partners and employees.

22. Environmental Provisions.

(a) For purposes of this lease, the following additional definitions shall apply:

(i) “Hazardous Substances” shall include any pollutants, petroleum products, dangerous substances, toxic substances, hazardous wastes, hazardous materials, or hazardous substances as defined in or pursuant to the Industrial Site Recovery Act and all rules, regulations, orders, directives and opinions promulgated thereunder (“ISRA”) N.J.S.A. 13:1K-6 et seq.; the Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. and all rules, regulations, orders, directives and opinions promulgated thereunder (“Spill Act”); the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and all rules, regulations, orders, directives and opinions promulgated thereunder (“CERCLA”); or any other Federal, State or Local environmental law or ordinance; and all rules, regulations, orders, directives and opinions promulgated under the foregoing, any amendments to any of the foregoing and any successor legislation to any of the foregoing (collectively “Environmental Laws”);

(ii) “Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping;

(iii) “Notice” means any summons, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter, submission or other communication, written or oral, actual or threatened, from the New Jersey Department of Environmental Protection (“DEP”), the United States Environmental Protection Agency (“EPA”), any other Federal, State or Local agency or authority or any other entity or any individual, concerning any act or omission resulting or which may result in the Release of Hazardous Substances into the waters or onto the lands of the State of New Jersey or into waters outside the jurisdiction of the State of New Jersey or into the “environment” as such terms are defined in CERCLA, or otherwise related to any Environmental Law or Tenant’s obligations pursuant to this Section 22. “Notice” shall include the imposition of any liens of any real or personal property or revenues of Tenant including, but not limited to, Tenant’s interest in the Premises or any of Tenant’s property located thereon, pursuant to or resulting from the violation of any Environmental Law, or any other governmental actions, orders or permits or any knowledge after due inquiry and investigation of any facts which could give rise to any of the above.

(b) To the extent that Tenant may be permitted under applicable law to use the Premises and/or the Project for the generating, manufacturing, refining, transporting, treating, storing, handling, disposing, transferring or processing of Hazardous Substances, Tenant shall ensure that said use shall be conducted at all times strictly in accordance with applicable Environmental Law. Tenant shall not cause nor permit as a result of any intentional or unintentional act or omission, a Release of Hazardous Substances. If any intentional or unintentional act or omission results in any actual or alleged Release of Hazardous Substances, Tenant promptly shall conduct necessary sampling and cleanup and remediate such Release in accordance with applicable Environmental Laws.

(c) Tenant shall not operate any business at the Premises which shall be subject to ISRA. Tenant hereby represents that its Standard Industrial Classification (herein “SIC”) Number is the SIC Number set forth in Section 1.19 above as determined by reference to the SIC Manual and its operations shall consist of the Use described in Section 1.5. Notwithstanding any provision of ISRA to the contrary, if the Tenant’s operations become subject to ISRA, Tenant, at Tenant’s own expense, shall do whatever is necessary to comply with ISRA whenever an obligation to do so arises. If requested to do so by Landlord, but no more often than once per year, Tenant shall obtain a report from a qualified environmental consulting firm confirming that ISRA does not apply to Tenant’s operations. At no expense to Landlord, Tenant promptly shall provide all information requested by Landlord regarding or in furtherance of ISRA compliance. Tenant shall sign any affidavit concerning compliance with Environmental Laws submitted by Landlord which is true, accurate and complete; if an affidavit is not true, accurate and complete, Tenant shall provide the necessary information to make it true, accurate or complete and then shall sign same.

(d) Tenant promptly shall furnish Landlord with true copies of any Notices of any nature made by Tenant to, or received by Tenant from DEP, EPA, or any local, state or federal authority.

(e) Notwithstanding anything in this Lease to the contrary, and without limiting any other provisions of this Section 22, Tenant, at its sole cost and expense, shall observe, comply and fulfill all of the terms and provisions of all applicable Environmental Laws, as the same may be amended from time to time, as they relate to Tenant’s use and occupancy of the Premises during the term of this Lease.

Without limiting the foregoing, Tenant agrees:

(i) That it shall not do or omit to do nor suffer the commission or omission of any act, the commission or omission of which is prohibited by or may result in liability pursuant to any Environmental Law, including without limitation, the Release of Hazardous Substances;

(ii) Whenever the provisions of any Environmental Law requires the “owner or operator” of the Premises to do any act, Tenant on behalf of Tenant and/or Landlord, as the case may be, shall do such act at its sole cost and expense, including the making of all submissions and the providing of all information, it being the intention of the parties hereto that Landlord shall be free of all expenses and obligations arising from or in connection with compliance with Environmental Laws relating to the Premises and that Tenant shall fulfill all such obligations and pay all such expenses.

(f) In the event there shall be filed a lien against the Premises and/or the Project arising out of a claim(s) by DEP pursuant to the provisions of the Spill Act or by EPA pursuant to the provisions of CERCLA, Tenant immediately either shall: 1) pay the claim and remove the lien from the Premises and/or the Project; or, ii) furnish a bond, cash receipt or other security satisfactory to Landlord sufficient to discharge the claim out of which the lien arises.

(g) (i)           Tenant promptly shall provide Landlord with all documentation and correspondence provided to DEP pursuant to the Worker and Community Right to Know Act, N.J.S.A. 34:5A-1 et seq., and all rules, regulations, orders, directives and opinions promulgated thereunder.

(ii) Tenant promptly shall supply Landlord all reports and notices made by Tenant pursuant to the Hazardous Substance Discharge Reports and Notices Act, N.J.S.A. 13:1K-15, et seq. and all rules, regulations, orders, directives and opinions promulgated thereunder.

(iii) Tenant promptly shall provide Landlord with a copy of all permits obtained pursuant to any Environmental Law.

(h) Tenant acknowledges that for Landlord to comply with the requirements of Environmental Laws, Landlord from time to time, may have to enter the Premises. Landlord and/or its agents shall have an irrevocable license and right to enter the Premises for such purposes. All such entry by Landlord and/or its agents shall be upon reasonable notice to Tenant.

(i) Tenant agrees to cooperate with Landlord to provide any information necessary to Landlord in order to effect compliance with any Environmental Law and to execute any documents requested by Landlord in connection with compliance with any Environmental Law.

(j) Tenant shall cooperate fully in allowing, from time to time, such examinations, tests, inspections and reviews of the Premises as Landlord, in its sole and absolute discretion, shall determine to be advisable in order to evaluate any potential environmental problems or Tenant’s compliance with Environmental Laws.

(k) Tenant shall indemnify, defend and hold Landlord harmless from any and all fines, suits, procedures, claims, liabilities, costs and actions of any kind, including counsel fees (including those incurred to enforce this indemnity or for any other purpose) arising out of or in any way related to (1) any spills or discharges of Hazardous Substances at the Premises and/or Project for which Tenant is responsible pursuant to this Lease or (2) Tenant’s failure to comply with the provisions of this Section 22 of the Lease. Tenant’s obligations and liabilities pursuant to this Lease shall continue for so long as Landlord remains responsible or liable under Environmental Laws or otherwise for any spills or discharges of Hazardous Substances and/or for any violations of Environmental Laws which occur during Tenant’s possession of the Premises. Tenant’s failure to abide by the terms of this Section shall be enforceable by injunction.

(l) Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be responsible for complying with any Environmental Law in connection with any spill or Release of Hazardous Substances which shall have occurred prior to the Commencement Date of this Lease nor shall Tenant have any liability arising from the existence or disposal of Hazardous Material brought into the Project by anyone other than Tenant, its employees, agents, contractors, successors, assignees, subtenants, licensees or any other party claiming by, through or under Tenant.

(m) In the event Tenant shall fail to comply in full with this Section, Landlord, at its option, may perform any and all of Tenant’s obligations as aforesaid, and all costs and expenses so incurred by Landlord shall be deemed a claim against Tenant as Additional Rent payable on demand.

(n) In no event shall Landlord be liable or responsible to Tenant or anyone claiming through or under Tenant for the failure of any other tenant or other person to comply with any Environmental Law and Tenant shall not be excused from the performance of any obligation hereunder due to such failure.

(o) The provisions of this Section 22 shall survive the expiration or earlier termination of this Lease, regardless of the reason for such termination and compliance with the provisions of this Section 22 may require Tenant to expend funds or perform acts after the expiration or termination of this Lease. Tenant agrees to expend such funds and/or perform such acts and shall not be excused therefrom notwithstanding any expiration or termination of this Lease, it being agreed and acknowledged that Landlord would not have entered into this Lease but for the provisions of this Section 22.

(p) Landlord represents and warrants that, as of the date of this Lease, to the best of its knowledge and belief there are no Hazardous Materials on, in or under the Premises or the Building in violation of any applicable Environmental Law. Tenant shall have no liability arising from the existence or disposal of Hazardous Material brought into the Building by anyone other than Tenant, its employees, agents, contractors, invitees or any other party claiming by, through or under Tenant.

23. Medical Waste Disposal. If Tenant produces medical waste, Landlord may, at its option, provide medical waste disposal services to Tenant. If Landlord elects to provide such services, Landlord may require Tenant to use said services. Landlord, at its option, may bill Tenant directly for such services, which amounts shall then constitute additional rent hereunder, or Landlord may include the cost of providing such services in Operating Expenses. Tenant waives its right to the fullest extent allowed by law to assert any claim against Landlord in connection with the negligent provision of medical waste disposal services by Landlord. In the event Landlord is unable or chooses not to provide such disposal services to Tenant, Tenant shall arrange for the disposal of its medical waste and such disposal shall be done in compliance with all applicable laws. Tenant hereby agrees to indemnify, defend and hold harmless Landlord against any cost, loss, liability, action, suit or expense (including attorneys’ fees) arising out of or relating to the existence of or the disposal of medical waste produced by Tenant at the Premises.

24. Tenant Improvements. Tenant acknowledges and agrees that Landlord shall not be obligated to construct any tenant improvements on behalf of Tenant unless a work letter agreement (the “Work Letter”) is attached to this Lease as Schedule 1. If a space plan is attached to the Work Letter, the space plan shall not be effective unless separately initialed by Landlord. Except as set forth in a Work Letter, it is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Project, or any part thereof, or to provide any allowance for such purposes, and that no representations respecting the condition of the Premises or the Project have been made by Landlord to Tenant.

See Addendum Paragraph 3

25. Subordination.

25.1 Effect of Subordination. This Lease, and any Option (as defined in Section 26 below) granted hereby shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Project and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. In the event of a foreclosure of any such mortgage or the termination of this Lease, Tenant will, upon request of any person or party succeeding to the interest of Landlord as a result of such foreclosure or termination, automatically become the Tenant of such successor in interest without change in the terms or other provisions of this Lease. Upon request by Landlord’s mortgagee or such successor in interest, Tenant shall execute and deliver, on terms and conditions reasonably acceptable to the parties, an instrument or instruments confirming the attornment herein provided for. If any mortgagee, trustee or ground lessor shall elect to have this Lease and any Options granted hereby prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease and such Options shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease or such Options are dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. In the event of the foreclosure of a security device, the new owner shall not (a) be liable for any act or omission of any prior landlord or with respect to events occurring prior to its acquisition of title, (b) be liable for the breach of this Lease by any prior landlord, (c) be subject to any offsets or defenses which Tenant may have against the prior landlord or (d) be liable to Tenant for the return of its Security Deposit or part thereof not actually received by the new owner. As of the date hereof, the Project is not encumbered by any lien of any ground lease, mortgage, deed of trust or any other hypothecation or security. In the event that the Project shall become subject to any lien of any ground lease, mortgage, deed of trust or any other hypothecation or security after the Commencement Date, Landlord shall use commercially reasonable efforts to obtain on Tenant’s behalf a subordination, non-disturbance and attornment agreement on such mortgagee’s, trustee’s or ground lessor’s standard form.

25.2 Execution of Documents. Tenant agrees to execute and acknowledge any documents required to effectuate an attornment, a subordination, or to make this Lease or any Option granted herein prior to the lien of any mortgage, deed of trust or ground lease, as the case may be. Tenant’s failure to execute such documents within ten (10) days after written demand shall constitute a material default by Tenant hereunder or, at Landlord’s option, Landlord shall have the right to execute such documents on behalf of Tenant as Tenant’s attorney-in-fact. Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead, to execute such documents in accordance with this Section 25.2, said appointment to be a power during the Term of this Lease coupled with an interest and irrevocable.

26. Options.

26.1 Definition. As used in this Lease, the word “Option” has the following meaning: (1) the right or option to extend the Term of this Lease or to renew this Lease, and (2) the option or right of first refusal to lease the Premises or the right of first offer to lease the Premises or the right of first refusal to lease other space within the Project or the right of first offer to lease other space within the Project. Any Option granted to Tenant by Landlord must be evidenced by a written option agreement attached to this Lease as a rider or addendum or said option shall be of no force or effect.

26.2 Options Personal. Each Option granted to Tenant in this Lease, if any, is personal to the original Tenant and may be exercised only by the original Tenant while occupying the entire Premises and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, including, without limitation, any permitted transferee as defined in Section 12. The Options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. If at any time an Option is exercisable by Tenant, the Lease has been assigned, or a sublease exists as to any portion of the Premises, the Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Option.

26.3 Multiple Options. In the event that Tenant has multiple Options to extend or renew this Lease a later Option cannot be exercised unless the prior Option to extend or renew this Lease has been so exercised.

26.4 Effect of Default on Options. Tenant shall have no right to exercise an Option (i) during the time commencing from the date Landlord gives to Tenant a notice of default pursuant to Section 13.1 and continuing until the noncompliance alleged in said notice of default is cured, or (ii) if Tenant is in default of any of the terms, covenants or conditions of this Lease. The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise an Option because of the provisions of this Section 26.4.

26.5 Limitations on Options. Notwithstanding anything to the contrary contained in any rider or addendum to this Lease, any options, rights of first refusal or rights of first offer granted hereunder shall be subject and secondary to Landlord’s right to first offer and lease any such space to any tenant who is then occupying or leasing such space at the time the space becomes available for leasing and shall be subject and subordinated to any other options, rights of first refusal or rights of first offer previously given to any other person or entity.

26.6 Notice of Exercise of Option. Notwithstanding anything to the contrary contained in Section 40, Tenant may only exercise an option by delivering its written notice of exercise to Landlord by certified mail, return receipt and date of delivery requested or by reputable overnight courier service (such as Federal Express) that requires a signature for delivery and provides proof of delivery date. It shall be Tenant’s obligation to prove that such notice was so sent in a timely manner and was delivered to Landlord by the U.S. Postal Service or such overnight courier.

See Addendum Paragraphs 4 and 5

27. Landlord Reservations. Landlord shall have the right: (a) to change the name and address of the Project or Building upon not less than ninety (90) days prior written notice; (b) to, at Tenant’s expense, provide and install Building standard graphics on or near the door of the Premises and such portions of the Common Areas as Landlord shall determine, in Landlord’s sole discretion; (c) to permit any tenant the exclusive right to conduct any business as long as such exclusive right does not conflict with any rights expressly given herein; and (d) to place signs, notices or displays upon the roof, interior, exterior or Common Areas of the Project. Tenant shall not use a representation (photographic or otherwise) of the Building or the Project or their name(s) in connection with Tenant’s business or suffer or permit anyone, except in an emergency, to go upon the roof of the Building. Landlord reserves the right to use the exterior walls of the Premises, and the area beneath, adjacent to and above the Premises together with the right to install, use, maintain and replace equipment, machinery, pipes, conduits and wiring through the Premises, which serve other parts of the Project provided that Landlord’s use does not unreasonably interfere with Tenant’s use of the Premises.

28. Changes to Project. Landlord shall have the right, in Landlord’s sole discretion, from time to time, to make changes to the size, shape, location, number and extent of the improvements comprising the Project (hereinafter referred to as “Changes”) including, but not limited to, the Project interior and exterior, the Common Areas, elevators, escalators, restrooms, HVAC, electrical systems, communication systems, fire protection and detection systems, plumbing systems, security systems, parking control systems, driveways, entrances, parking spaces, parking areas and landscaped areas. In connection with the Changes, Landlord may, among other things, erect scaffolding or other necessary structures at the Project, Limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Changes and Landlord’s actions in connection with such Changes shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Changes, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such Changes or Landlord’s actions in connection with such Changes.

29. Substitution of Other Premises. Landlord shall have the right at any time to move Tenant to any other leasable space in the Project provided that said space shall be approximately the same size as the Premises and that Landlord shall pay the cost of moving Tenant’s furniture and equipment to the new space as well as the reasonable cost of rewiring Tenant’s computers, Tenant’s cost of replacing existing stationery on hand and other similar, customary and reasonable moving costs. The new space shall include tenant improvements that are substantially equivalent to the tenant improvements contained in the Premises, and the cost of any required tenant improvements shall be paid by Landlord. If Landlord elects to relocate Tenant, Landlord shall give Tenant written notice of its election and Tenant shall have thirty (30) days thereafter to agree to be relocated in accordance with the terms and conditions of this Section 29 or to elect to terminate this Lease; provided, however, Tenant shall have no right to terminate this Lease pursuant to this Section 29 (and Tenant shall be deemed to have accepted such new space) unless the new space is ninety-four percent (94%) or less than the original Premises. If Tenant elects to terminate this Lease within said thirty (30) day period or fails to respond to Landlord’s notice within said thirty (30) day period, this Lease shall then terminate on the date which is sixty (60) days after the date Landlord gave Tenant its written notice electing to relocate Tenant. Landlord shall have no liability to Tenant as a result of Tenant’s election to terminate this Lease. Prior to said termination, Landlord and Tenant shall perform all of their obligations under this Lease. If Tenant elects to be relocated, Landlord shall deliver substitute space to Tenant not more than one hundred eighty (180) days after (a) Tenant agrees to be relocated and (b) approves plans for the construction of required tenant improvements at the new space, if any. Tenant shall not unreasonably withhold or delay its approval of any plans for the construction of tenant improvements. Landlord shall give Tenant thirty (30) days’ advance notice of the estimated move in date. Prior to the date that Tenant is moved to the new space, Tenant shall remain in the Premises and shall continue to perform all of its obligations under this Lease. After Tenant moves into the new space, this Lease shall remain in full force and effect and be deemed applicable to such new space, except as to Base Rent, Tenant’s Share of Operating Expense increases, Tenant’s Share of Real Property Tax increases and the number of parking spaces Tenant shall be entitled to use, all of which shall be adjusted based on the relationship between the number of rentable square feet in the original Premises and the number of rentable square feet in the substituted space. Upon Tenant’s election to be relocated, Landlord and Tenant shall amend this Lease to provide for the relocation of the Premises.

30. Holding Over. If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of the term hereof with Landlord’s consent, such occupancy shall be a tenancy from month to month upon all the terms and conditions of this Lease pertaining to the obligations of Tenant, except that the Base Rent payable shall be one hundred fifty percent (150%) of the Base Rent payable immediately preceding the termination date of this Lease and all Options, if any, shall be deemed terminated and be of no further effect. If Tenant remains in possession of the Premises or any part thereof after the expiration of the Term hereof without Landlord’s consent, Tenant shall, at Landlord’s option, be treated as a tenant at sufferance or a trespasser. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over at the expiration or earlier termination of the Lease Term. Tenant hereby agrees to indemnify, hold harmless and defend Landlord from any cost, loss, claim or liability (including attorneys’ fees) Landlord may incur as a result of Tenant’s failure to surrender possession of the Premises to Landlord upon the termination of this Lease.

31. Landlord’s Access.

31.1 Access. Landlord and Landlord’s agents and employees shall have the right to enter the Premises at reasonable times for the purpose of inspecting the Premises, performing any services required of Landlord, showing the Premises to prospective purchasers, lenders, or tenants, undertaking safety measures and making alterations, repairs, improvements or additions to the Premises or to the Project. In the event of an emergency, Landlord may gain access to the Premises by any reasonable means, and Landlord shall not be liable to Tenant for damage to the Premises or to Tenant’s property resulting from such access, unless due solely to the gross negligence or willful misconduct of Landlord, its agents or employees. Landlord may at any time place on or about the Building for sale or for lease signs and Landlord may at any time during the last one hundred twenty (120) days of the Term hereof place on or about the Premises for lease signs.

31.2 Keys. Landlord shall have the right to retain keys to the Premises and to unlock all doors at the Premises, and in the case of emergency to enter the Premises by any reasonably appropriate means, and any such entry shall not be deemed a forcible or unlawful entry or detainer of the Premises or an eviction. Tenant waives any claims for damages or injuries or interference with Tenant’s property or business in connection therewith unless due solely to the gross negligence or willful misconduct of Landlord, its agents or employees. Tenant shall provide Landlord with one key for each lock in the Premises.

32. Security Measures. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Project, and Landlord shall have no liability to Tenant due to its failure to provide such services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant’s agents, employees, contractors and invitees from acts of third parties. Nothing herein contained shall prevent Landlord, at Landlord’s sole option, from implementing security measures for the Project or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall be included within the definition of Operating Expenses. Landlord shall have the right, but not the obligation, to require all persons entering or leaving the Project to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the Project.

33. Easements. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents within ten (10) days after Landlord’s request and Tenant’s failure to do so shall constitute a material default by Tenant. The obstruction of Tenant’s view, air, or light by any structure erected in the vicinity of the Project, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.

34. Transportation Management. Tenant shall fully comply with all present or future programs implemented or required by any governmental or quasi-governmental entity or Landlord to manage parking, transportation, air pollution, or traffic in and around the Project or the metropolitan area in which the Project is located.

35. Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

36. Time of Essence. Time is of the essence with respect to each of the obligations to be performed by Landlord and Tenant under this Lease.

37. Definition of Rent. All monetary obligations of Tenant to Landlord under the terms of this Lease, including, but not limited to, Base Rent, Tenant’s Share of Operating Expenses, parking charges and charges for after hours HVAC shall be deemed to be rent.

38. Incorporation of Prior Agreements. This Lease and the attachments listed in Section 1.16 contain all agreements of the parties with respect to the lease of the Premises and any other matter mentioned herein. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. Except as otherwise stated in this Lease, Tenant hereby acknowledges that no real estate broker nor Landlord or any employee or agents of any of said persons has made any oral or written warranties or representations to Tenant concerning the condition or use by Tenant of the Premises or the Project or concerning any other matter addressed by this Lease.

39. Amendments. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

40. Notices. Subject to the requirements of Section 26.6 of this Lease, all notices required or permitted by this Lease shall be in writing and may be delivered (a) in person (by hand, by messenger or by courier service), (b) by U.S. Postal Service certified mail, return receipt requested, (c) by U.S. Postal Service Express Mail, Federal Express or other overnight courier, or (d) by confirmed facsimile transmission, along with sending such notice by U.S. Postal Service Regular Mail, and shall be deemed sufficiently given if served in a manner specified in this Section 40. Any notice permitted or required hereunder, and any notice to pay rent or quit or similar notice, shall be deemed personally delivered to Tenant on the date the notice is personally delivered to any employee of Tenant at the Premises. The addresses set forth in Section 1.17 of this Lease shall be the address of each party for notice purposes. Landlord or Tenant may by written notice to the other specify a different address for notices purposes, except that upon Tenant’s taking possession of the Premises, the Premises shall constitute Tenant’s address for the purpose of mailing or delivering notices to Tenant. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereinafter designate by written notice to Tenant. Any notice sent by certified mail, return receipt requested, U.S. Express Mail, Federal Express or other courier shall be deemed given on the date delivered or refused or returned as undeliverable by the carrier to the appropriate party’s address for notice purposes. If any notice is transmitted by facsimile transmission and regular mail, the notice shall be deemed delivered upon telephone confirmation of receipt of the transmission thereof at the appropriate party’s address for notice purposes. A copy of all notices delivered to a party by facsimile transmission shall also be mailed to the party on the date the facsimile transmission is completed. If notice is received on Saturday, Sunday or a legal holiday, it shall be deemed received on the next business day. Nothing contained herein shall be construed to limit Landlord’s right to serve any notice to pay rent or quit or similar notice by any method permitted by applicable law, and any such notice shall be effective if served in accordance with any method permitted by applicable law whether or not the requirements of this Section have been met.

41. Waivers. No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No acceptance by Landlord of partial payment of any sum due from Tenant shall be deemed a waiver by Landlord of its right to receive the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction. Tenant hereby waives for Tenant and all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

42. Covenants. This Lease shall be construed as though the covenants contained herein are independent and not dependent and Tenant hereby waives the benefit of any statute to the contrary.

43. Binding Effect; Choice of Law. Subject to any provision hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their heirs, personal representatives, successors and assigns. This Lease shall be governed by the laws of the state in which the Project is located and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Project is located.

44. Attorneys’ Fees. If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees and court costs reasonably incurred in good faith. Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default.

45. Auctions. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises or the Common Areas. The holding of any auction on the Premises or Common Areas in violation of this Section 45 shall constitute a material default hereunder.

46. Signs. Except as provided in Paragraph 6 of the Addendum, Tenant shall not place any sign upon the Premises (including on the inside or the outside of the doors or windows of the Premises) or the Project without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion. Landlord shall have the right to place any sign it deems appropriate on any portion of the Project except the interior of the Premises. Any sign Landlord permits Tenant to place upon the Premises shall be maintained by Tenant, at Tenant’s sole expense.

See Addendum Paragraph 6

47. Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not result in the merger of Landlord’s and Tenant’s estates, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

48. Quiet Possession. Provided Tenant is not in default hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

49. Authority. If Tenant is a corporation, trust, or general or limited partnership, Tenant, and each individual executing this Lease on behalf of such entity, represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of said entity, that said entity is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms. If Tenant is a corporation, trust or partnership, Tenant shall deliver to Landlord upon demand evidence of such authority reasonably satisfactory to Landlord.

50. Conflict. Except as otherwise provided herein to the contrary, any conflict between the printed provisions, Exhibits, Addenda or Riders of this Lease and the typewritten or handwritten provisions, if any, shall be controlled by the typewritten or handwritten provisions.

51. Multiple Parties. If more than one person or entity is named as Tenant herein, the obligations of Tenant shall be the joint and several responsibility of all persons or entities named herein as Tenant. Service of a notice in accordance with Section 40 on one Tenant shall be deemed service of notice on all Tenants.

52. Interpretation. This Lease shall be interpreted as if it was prepared by both parties and ambiguities shall not be resolved in favor of Tenant because all or a portion of this Lease was prepared by Landlord. The captions contained in this Lease are for convenience only and shall not be deemed to limit or alter the meaning of this Lease. As used in this Lease the words tenant and landlord include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine gender.

53. Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant. Landlord shall have the right to record a memorandum of this Lease, and Tenant shall execute, acknowledge and deliver to Landlord for recording any memorandum prepared by Landlord.

54. Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint -venture or any association between Landlord and Tenant.

55. Rules and Regulations. Tenant agrees to abide by and conform to the Rules and to cause its employees, suppliers, customers and invitees to so abide and conform. Landlord shall have the right, from time to time, to modify, amend and enforce the Rules. Landlord shall not be responsible to Tenant for the failure of other persons including, but not limited to, other tenants, their agents, employees and invitees to comply with the Rules.

56. Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Project.

57. Security Interest. In consideration of the covenants and agreements contained herein, and as a material consideration to Landlord for entering into this Lease, subject to any security interests granted to Tenant’s lenders in the ordinary course of business prior to the date of this Lease, Tenant hereby unconditionally grants to Landlord a continuing security interest in and to all money and property of any kind or description, including, without limitation, any personal property left by Tenant at the Premises, the security deposit, if any, and any advance rent payment or other deposit, now in or hereafter delivered to or coming into the possession, custody or control of Landlord, by or for the account of Tenant, in any manner and for any purpose, together with any increase in profits or proceeds from such property. The security interest granted to Landlord hereunder secures payment and performance of all obligations of Tenant under this Lease now or hereafter arising or existing, whether direct or indirect, absolute or contingent, or due or to become due. In the event of a default under this Lease which is not cured within the applicable grace period, if any, Landlord is and shall be entitled to all the rights, powers and remedies granted a secured party under the State of New Jersey Commercial Code and otherwise available at law or in equity, including, but not limited to, the right to retain as damages the personal property, security deposit and other funds held by Landlord, without additional notice or demand regarding this security interest. Tenant agrees that it will execute such other documents or instruments as may be reasonably necessary to carry out and effectuate the purpose and terms of this Section, or as otherwise reasonably requested by Landlord. Landlord’s rights under this Section are in addition to Landlord’s rights under Sections 5 and 13. Notwithstanding anything to the contrary contained in Section 57 of this Lease, the security interest granted by Tenant to Landlord shall be automatically subordinated to the security interest, if any, granted to Tenant’s lenders in the ordinary course of Tenant’s business. At Tenant’s request, Landlord shall execute a lien waiver, the form of which shall be reasonably satisfactory to Landlord, waiving Landlord’s security interest in the collateral described in any such lien waiver (which collateral shall exclude any tenant improvements and any fixtures installed in the Premises).

58. Security for Performance of Tenant’s Obligations. Notwithstanding any security deposit held by Landlord pursuant to Section 5 and any security interest held by Landlord pursuant to Section 57, Tenant hereby agrees that in the event of a default by Tenant, Landlord shall be entitled to seek and obtain a writ of attachment and/or a temporary protective order.

59. Financial Statements. From time to time (i) in connection with a potential financing, refinancing or disposition (based on a bona fide third party offer) of the Project by Landlord, or (ii) if Tenant is default under the Lease beyond the expiration of any applicable notice and cure period, but otherwise not more than once in any twelve (12) month period, at Landlord’s request, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant’s sole cost and expense, upon not less than ten (10) days’ advance written notice from Landlord: (a) a current financial statement for Tenant and Tenant’s financial statements for the previous two accounting years, (b) a current financial statement for any guarantor(s) of this Lease and the guarantor’s financial statements for the previous two accounting years and (c) such other financial information pertaining to Tenant or any guarantor as Landlord or any lender or purchaser of Landlord may reasonably request. All financial statements shall be prepared in accordance with generally accepted accounting principals consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

60. Rule Against Perpetuities. Notwithstanding anything to the contrary contained in this Lease, if the Term of the Lease has not commenced within twenty-one (21) years after the date of this Lease, this Lease shall automatically terminate on the twenty-first (21st) anniversary of such date. The sole purpose of this provision is to avoid any interpretation of this Lease as a violation of the Rule Against Perpetuities, or any other rule of law or equity concerning restraints on alienation.

61. Attachments. The items listed in Section 1.16 are a part of this Lease and are incorporated herein by this reference.

62. OFAC Certification.

62.1 Tenant certifies that: (i) It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) It

is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

62.2 Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

63. WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

SIGNATURES ON FOLLOWING PAGE

LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. TENANT ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION. PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD’S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES. THIS LEASE SHALL BECOME BINDING UPON LANDLORD AND TENANT ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED ORIGINAL OF THIS LEASE TO TENANT.

LANDLORD	TENANT
THE REALTY ASSOCIATES FUND VII, L.P., a Delaware limited partnership	WILSHIRE ENTERPRISES, INC., a Delaware corporation
By: Realty Associates Fund VII LLC, a Massachusetts limited liability company, its general partner
By: Realty Associates Advisors LLC, a Delaware limited liability company, Manager	By: /s/ Sherry Wilzig Izak
By: Realty Associates Advisors Trust, a Massachusetts business trust, Manager	Sherry Wilzig Izak (Print Name)
By: ___________________________	Its: Chairman & CEO
Its: ___________________________	(Print Title)

ADDENDUM

THIS ADDENDUM (the “Addendum”) is attached to the Lease dated as of July 1, 2010, by and between THE REALTY ASSOCIATES FUND VII, L.P., a Delaware limited partnership (“Landlord”) and WILSHIRE ENTERPRISES, INC., a Delaware corporation (“Tenant”) and incorporated herein by reference thereto.  To the extent that there are any conflicts between the provisions of the Lease and the provisions of this Addendum, the provisions of this Addendum shall supersede the conflicting provisions of the Lease.

1.  Rent Abatement.  Notwithstanding anything to the contrary contained herein, Landlord hereby agrees to conditionally waive the Base Rent due with respect to the Premises for the first three (3) full consecutive calendar months of the Term hereof (the “Base Rent Abatement”).  No amounts due to Landlord under the Lease other than the Base Rent referred to above shall be conditionally waived, except as expressly provided to the contrary in the Lease.  If the Commencement Date is other than the first day of the of a month, then Tenant shall be responsible for paying any Base Rent for the period commencing on the Commencement Date until the commencement of the first full calendar month of the Term; which such amount shall be prorated based upon the actual number of days of the calendar month involved.  Nothing herein shall be construed to waive Tenant’s obligation to pay the first month’s Base Rent upon Tenant’s execution of the Lease pursuant to Section 4 below, which such amount shall be applied to the Base Rent payable for the fourth full calendar month of the Term.  If during the Base Rent Abatement period, Tenant commits a default as defined in Section 13 of the Lease which continues beyond the expiration of any applicable notice and cure period, Base Rent coming due thereafter shall not be waived.  Furthermore, in the event Landlord is exercising its right to terminate this Lease due to a default by Tenant, all Base Rent that Landlord conditionally waived in the past, as well as all unamortized tenant improvement costs and brokerage commissions incurred by Landlord in connection with this Lease, shall be immediately due and payable by Tenant to Landlord without notice or demand from Landlord.  If the Lease expires in accordance with its terms, and does not terminate as a result of a default by Tenant, Landlord agrees to permanently waive the Base Rent it has conditionally waived.

2.  Security Deposit Letter of Credit.  Section 6 of the Lease is hereby amended by adding the following at the end of Section 6:

a. Landlord has agreed to permit Tenant to deposit with Landlord the Security Deposit in the amount set forth in Section 1.10 of the Lease in cash (the “Temporary Cash Security Deposit”) on the date on which Tenant executes this Lease to be held by Landlord on a temporary basis until the Security Deposit L/C (defined hereinafter) is delivered to Landlord.  The original Security Deposit L/C shall be delivered to Landlord within thirty (30) days of the date of the date on which this Lease has been executed by both Landlord and Tenant, whichever signs last.  The Temporary Cash Security Deposit shall be held by Landlord in accordance with Section 6 of the Lease and shall be returned to Tenant within a reasonable period of time following the delivery of the original Security Deposit L/C in the form required by this Lease.  Subject to the first sentence of this subparagraph (a), the Security Deposit shall be in the form of an irrevocable unconditional letter of credit (the “Security Deposit L/C”) in the amount set forth in Section 1.10, as security for Tenant’s full and faithful performance of Tenant’s obligations hereunder.  The Security Deposit L/C shall be delivered to Landlord and maintained at Tenant’s sole cost and expense.  The Security Deposit L/C shall be issued by and drawn on a bank reasonably acceptable to Landlord, in Landlord’s sole discretion, and shall name Landlord as Beneficiary.  The Security Deposit L/C shall be substantially in the form attached hereto as Exhibit E.  If the maturity date of the Security Deposit L/C is prior to the one hundred twentieth (120th) day following the end of the Term of the Lease, Tenant shall renew the Security Deposit L/C as often as is necessary with the same bank or financial institution (or a similar bank or financial institution reasonably acceptable to Landlord) and upon the same terms and conditions, not less than thirty (30) days prior to the purported expiration date of the Security Deposit L/C in order that the Security Deposit L/C shall not expire prior to that day which is one hundred twenty (120) days following the expiration of the Term.  Landlord shall notify Tenant of Landlord’s receipt of any notice from the bank or financial institution that the Security Deposit L/C shall not be renewed within a reasonable period of time following Landlord’s receipt of the same.  In the event that Tenant fails to timely renew the Security Deposit L/C as aforesaid, Landlord shall be entitled to draw against the entire amount of the Security Deposit L/C.  The Security Deposit L/C shall be assignable by Landlord to any transferee of all of the Premises and upon such assignment to any party assuming in writing the lessor interest in this Lease, Landlord shall be relieved from all liability to Tenant therefor.

b. Upon the occurrence of any default by Tenant in the payment of Base Rent or upon the occurrence of the events described in Section 13.1 of the Lease which default continues after the expiration of any applicable notice and cure period, or in the event that Landlord terminates this Lease in accordance with the terms hereof following a default by Tenant, Landlord shall have the right to draw the entire amount of the Security Deposit L/C.  Landlord agrees to copy Tenant on any notice to the issuing bank requesting a draw against the Security Deposit L/C.  In the event that Tenant defaults in making any money payment required to be made by Tenant under the terms of this Lease other than the payment of Base Rent, then Landlord shall be entitled to draw upon so much of the Security Deposit L/C as is necessary to cure Tenant’s default, including without limitation, any accrued interest and Landlord’s reasonable attorneys’ fees payable by Tenant in accordance with this Lease.  If Landlord elects to make a partial draw upon the Security Deposit L/C, Tenant shall promptly restore the Security Deposit L/C to its original amount within ten (10) days after written demand therefor.  Landlord’s election to make a partial draw upon the Security Deposit L/C shall in no event prejudice or waive Landlord’s right to terminate this Lease if permitted under applicable provisions of this Lease, nor shall such election prejudice or waive any other remedy of Landlord reserved under the terms of this Lease, including the right to draw the entire amount of the Security Deposit L/C, if applicable.  The Security Deposit L/C shall be available for payment against the presentation of a sight draft by the Landlord together with a certificate from Landlord that Tenant is in default of its obligations hereunder beyond expiration of any applicable notice and cure periods and that Landlord is entitled, by the terms of this Lease, to draw upon the Security Deposit L/C.  The proceeds of the Security Deposit L/C, if drawn by Landlord pursuant to the terms hereof, shall be held by

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Landlord in accordance with the provisions of Section 6 of the Lease and applied to reduce any amount owed by Tenant to Landlord.  No interest shall be payable for any Security Deposit L/C proceeds held on account.

c. In the event that (1) Landlord draws the full amount of the Security Deposit L/C as a result of a default by Tenant, (2) this Lease is not terminated by Landlord as a result of such default, (3) such default is fully cured by Tenant, and (4) there is no outstanding uncured default by Tenant, then the balance of the sums drawn (after the payment of any sums related to the curing of any defaults) shall be applied first to obtain a replacement letter of credit as security for Tenant’s performance hereunder, and the remaining balance, if any, will be refunded to Tenant.  Upon the termination of this Lease and the payment in full to Landlord of all damages, costs and expenses to which Landlord is entitled, the balance of any funds drawn from the Security Deposit L/C after satisfying such obligations in full shall be refunded to Tenant.

d. To the extent that the Security Deposit L/C is either lost or the issuing bank will not honor the Security Deposit L/C, Tenant personally guarantees the proceeds of the Security Deposit L/C and will immediately remit to Landlord the amount of the Security Deposit in cash to be held in accordance with this Section 6 of the Lease.

3.  Tenant Improvements.  Landlord shall construct Improvements (“Improvements”) for the Premises in accordance with the Scope of Work attached hereto as Schedule 1.  In connection thereto, Landlord hereby grants to Tenant an “Improvement Allowance” in an amount up to Fifty-Three Thousand and 00/100 Dollars ($53,000.00) (the “Improvement Allowance”), which Improvement Allowance shall be used only for the items specified in the Scope of Work.

4.  Option to Renew.

a. Subject to the provisions of Section 26 of the Lease, and provided that Tenant is not in default beyond any applicable cure period at the time that Tenant exercises the Option or at the commencement of the Option Term (defined hereinafter), Tenant shall have one (1) five (5) year Option to renew this Lease.  Tenant shall provide to Landlord on a date which is prior to the date that the Option period would commence (if exercised) by at least two hundred seventy (270) days and not more than three hundred sixty-five (365) days, a written notice of the exercise of the Option to extend the Lease for the applicable additional Option term, time being of the essence.  Such notice shall be given in accordance with Section 40 of the Lease, and subject to Section 26.6.  If notification of the exercise of the Option is not so given and received, all Options granted hereunder shall automatically expire.  Base Rent applicable to the Premises for the Option Term (the “Option Rent”) shall be equal to the greater of (i) the then current Base Rent in effect for the Premises as of the expiration of the initial Term of the Lease (which such amount shall escalate on each anniversary of the commencement date of the Option term at the same rate as Base Rent escalates hereunder, and (ii) the Fair Market Rental (as hereinafter defined).  All other terms and conditions of the Lease shall remain the same, except that after the exercise of the renewal Option, Tenant shall have no further Options to renew this Lease and Landlord shall have no obligation to construct tenant improvements for the Premises, provide an allowance to Tenant for the construction of tenant improvements or to provide any abatement to rent under the Lease.

b. If Tenant exercises the Option, Landlord shall determine the Fair Market Rental by using its good faith judgment.  Landlord shall provide Tenant with written notice of such amount within fifteen (15) days after Tenant exercises its Option.  Tenant shall have fifteen (15) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the new base rent within which to accept such rental.  In the event Tenant fails to accept in writing such rental proposal by Landlord, then such proposal shall be deemed rejected and Landlord and Tenant shall attempt to agree upon such fair market rental, using their best good faith efforts.  If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Review Period (“Outside Agreement Date”) then the parties shall each within ten (10) days following the Outside Agreement Date appoint a real estate broker who shall be licensed in the State of New Jersey and who specializes in the field of commercial office space leasing in the East Hanover, New Jersey market, has at least five (5) years of experience and is recognized within the field as being reputable and ethical.  If one party does not timely appoint a broker, then the broker appointed by the other party shall promptly appoint a broker for such party.  Such two individuals shall each determine within ten (10) days after their appointment such Fair Market Rental.  If such individuals do not agree on Fair Market Rental, then the two individuals shall, within five (5) days, render separate written reports of their determinations and together appoint a third similarly qualified individual having the qualifications described above.  If the two brokers are unable to agree upon a third broker, the third broker shall be appointed by the President of the Board of Realtors for Morris County, New Jersey.  In the event the Board of Realtors for Morris County, New Jersey is no longer in existence, the third broker shall be appointed by the President of its successor organization.  If no successor organization is in existence, the third broker shall be appointed by the Chief Judge of the Circuit Court of Morris County, New Jersey.  The third individual shall within ten (10) days after his or her appointment make a determination of such Fair Market Rental.  The third individual shall determine which of the determinations of the first two individuals is closest to his own and the determination that is closest shall be final and binding upon the parties, and such determination may be enforced in any court of competent jurisdiction.  Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker.  Upon determination of the base rent payable pursuant to this Section, the parties shall promptly execute an amendment to this Lease stating the rent so determined.

c. The term “Fair Market Rental” shall mean the annual amount per rentable square foot that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a similar office building would accept at arm’s length for similar space, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, without limitation, operating expenses, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a “net lease” basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term; (v) size and location of premises being leased; and (vi) other generally applicable terms and conditions of tenancy for similar space; provided, however, Tenant shall not be entitled to any tenant improvement or refurbishment allowance.  The Fair Market Rental may also designate periodic rental increases, a new Base Year and similar economic adjustments.  The Fair Market Rental shall be the Fair Market Rental in effect as of the beginning of the applicable Option period, even though the determination may be made in

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advance of that date, and the parties may use recent trends in rental rates in determining the proper Fair Market Rental as of the beginning of the applicable Option period.

5.  Option to Terminate.  Subject to the provisions of Section 26 of the Lease, and provided that Tenant is not in default beyond any applicable notice and cure periods at the time of Tenant’s exercise of the Option or as of the Termination Date (as defined hereinafter), Tenant shall have the one-time option to terminate this Lease effective at any time after the last day of the twenty-ninth (29th) full calendar month of the Term and prior to the last day of the forty-second (42nd) full calendar month of the initial Term (the “Termination Date”).  Tenant shall provide to Landlord on a date which is prior to the Termination Date by at least two hundred seventy (270) days (the “Notice Date”), a written notice of the exercise of the Option to terminate the Lease, time being of the essence.  Such notice shall be given in accordance with Section 40 of the Lease, as modified by Section 26.6.  If notification of the exercise of the Option is not so given and received, the Option granted hereunder shall automatically expire.  As a condition to the effectiveness of this Option, Tenant shall pay to Landlord on the Notice Date an amount equal to (A) (i) all unamortized out-of-pocket brokerage fees and tenant improvement costs (amortized on a straight line basis over the initial Term including an interest rate of eight percent (8%) per annum), and (ii) Landlord’s unamortized legal costs (not to exceed Two Thousand Five Hundred and 00/100 Dollars ($2,500.00)), incurred by Landlord in connection with the Lease, as detailed by Landlord in a written statement, (B) the Base Rent Abatement, and (C) four (4) months of Base Rent and Additional Rent which would have been due under the Lease during the four (4) consecutive months following the Termination Date, as detailed by Landlord in a written statement (items (A), (B) and (C) are collectively, the “Termination Payment”).  It shall be Tenant’s obligation to request in writing from Landlord prior to the Notice Date, Landlord’s calculation of the Termination Payment.  The Termination Payment is in addition to payment by the Tenant of all other amounts payable by Tenant to Landlord pursuant to the Lease prior to the Termination Date.

6. Signs.  Notwithstanding anything to the contrary contained in Section 46 of the Lease, Landlord, at Landlord’s expense, shall list Tenant’s name in the Building main lobby directory.  Tenant shall be permitted to install building standard signage on (or adjacent to) the entrance door to the Premises at Tenant’s sole expense.  Such suite entry signage shall be subject to Landlord’s approval.  Any changes by Tenant in the Building standard suite entry signage to the Premises or the directory signage following its initial installation shall be subject to Landlord’s approval and shall be at Tenant’s sole cost and expense.  Tenant shall have the right, at its sole cost and expense, and subject to all applicable codes and regulations and Landlord’s signage and design criteria, and otherwise subject to Landlord’s prior approval, to place one line of signage on the Building identity monument sign for the Building’s major tenants in a location designated by Landlord.

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FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made this 2 day of September, 2010, by and between THE REALTY ASSOCIATES FUND VII, L.P., a Delaware limited partnership (“Landlord”) and WILSHIRE ENTERPRISES, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Standard Office Lease dated July 1, 2010, together with that certain Addendum (the “Addendum”) attached thereto and made a part thereof (collectively, the “Lease”), pursuant to which Tenant leased that certain premises in the building located at 100 Eagle Rock Avenue, East Hanover, New Jersey (the “Building”), said premises containing approximately Three Thousand Three Hundred Fifty-Four (3,354) rentable square feet of space (the “Premises”);

WHEREAS, pursuant to Paragraph 2 of the Addendum, Tenant has agreed to provide the Security Deposit in the form of the Security Deposit L/C (defined in Paragraph 2 of the Addendum);

WHEREAS, Tenant has deposited with Landlord the Temporary Cash Security Deposit (define in Paragraph 2(a) of the Addendum) pursuant to Paragraph 2 of the Addendum but has not provided the Security Deposit L/C; and

WHEREAS, Landlord and Tenant desire to amend the Lease to provide that Landlord shall retain the Temporary Cash Security Deposit as the Security Deposit required by the Lease in lieu of the Security Deposit L/C.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:

1. Recitals.  The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

2. Capitalized Terms.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.  From and after the date hereof, the Lease and this First Amendment shall be known collectively as the “Lease”.

3. Security Deposit.

a. Pursuant to Section 1.10 of the Lease and Paragraph 2 of the Addendum, Tenant was obligated to provide the Security Deposit due under the Lease in the form of an irrevocable standby letter of credit (the “Security Deposit L/C”) meeting the requirements set forth in Paragraph 2 of the Addendum; provided,

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however, that Tenant was permitted pursuant to Paragraph 2(a) of the Addendum to deliver the Security Deposit in cash (the “Temporary Cash Security Deposit”) upon Tenant’s execution of the Lease to be replaced by the Security Deposit L/C within thirty (30) days after the full execution of the Lease.  Accordingly, the parties hereto acknowledge that Landlord is currently holding the Temporary Cash Security Deposit from tenant in the amount of Seventeen Thousand Six Hundred Eight and 50/100 Dollars ($17,608.50).  The parties now agree that Landlord shall waive the requirement for Tenant to provide the Security Deposit L/C and shall hold the Temporary Cash Security Deposit as the Security Deposit under the Lease, which such amount shall be held in accordance with Section 6 of the Lease.

b. As of the date hereof, Section 1.10 of the Lease shall be deleted and the following substituted in lieu thereof:

“1.10  Security Deposit:                                           $17,608.50.”

c. As of the date hereof, Paragraph 2 of the Addendum shall be deleted in its entirety and shall be of no further force and effect.

4. Brokers.  The parties hereto agree that no commission is payable by Landlord with respect to this First Amendment.

5. Reaffirmation of Terms.  Except as modified herein, all of the terms, covenants and provisions of the Lease are hereby confirmed and ratified and shall remain unchanged in full force and effect.

6. Representations.  Landlord and Tenant each hereby represents and warrants to the other that such party (i) has full power and authority to execute and perform this First Amendment, and (ii) has taken all action necessary to authorize the execution and performance of this First Amendment.

7. Counterpart Copies.  This First Amendment may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this First Amendment.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

LANDLORD:

THE REALTY ASSOCIATES FUND VII, L.P.,
a Delaware limited partnership

By:	Realty Associates Fund VII LLC,
a Massachusetts limited liability company, general partner

By:	Realty Associates Advisors LLC, a Delaware limited liability company, Manager

By:	Realty Associates Advisors Trust, a Massachusetts business trust, Manager

By:	/s/ James P. Knowles
[Officer]
James P. Knowles
Regional Director

TENANT:

WILSHIRE ENTERPRISES, INC.,
a Delaware corporation

By: /s/ Sherry Wilzig Izak

Its:	Chairman and CEO

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